An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission.  Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified.  This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state.  We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

Preliminary Offering Circular
Subject to Completion. Dated _________2019

The Marquie Group, Inc. (f/k/a Music of Your Life, Inc.)
(Exact name of issuer as specified in its charter)

Florida
(State or other jurisdiction of incorporation or organization)

https://www.themarquiegroup.com/ 3225 McLeod Drive, Suite 100, Las Vegas, Nevada 800-351-3021
(Address, including zip code, and telephone number, including area code of issuer’s principal executive office)

4461 Health and Personal Care	26-2091212
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Maximum offering up to 1,333,333,333 shares

This is a public offering of shares of common stock of The Marquie Group, Inc.

The total offering shall be for $10,000,000 with an offering price between $0.0075 and $0.08 per share, equaling maximum of 1,333,333,333 and 125,000,000 total shares, respectively. The final offering price will be determined at the time of qualification. The Company’s shareholders have approved a reverse stock split of the common stock at a ratio of 1:400. The Company shall seek qualification of the Offering upon the later of either final approval of the Offering by the Commission or the final approval by the Financial Industry Regulatory Authority (FINRA) of the reverse stock split. The end date of the offering will be exactly 365 days from the date the Offering is qualified.

Our common stock currently trades on the OTC Pink market under the symbol “TMGI” and the closing price of our common stock on July 16, 2019 was $0.0003.  Our common stock currently trades on a sporadic and limited basis.

We are offering our shares without the use of an exclusive placement agent. However, the Company reserves the right to retain one. upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

We expect to commence the sale of the shares as of the date on which the Offering Statement of which this Offering Circular is qualified by the Commission.

See “Risk Factors” to read about factors you should consider before buying shares of common stock.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth.  Different rules apply to accredited investors and non-natural persons.  Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A.  For general information on investing, we encourage you to refer to www.investor.gov.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

This Offering Circular is following the offering circular format described in Part II (a)(1)(ii) of Form 1-A.

Offering Circular Dated ___, 2019

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Offering Circular. You must not rely on any unauthorized information or representations. This Offering Circular is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Offering Circular is current only as of its date.

i

SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire Offering Circular carefully, including the “Risk Factors” section, our historical consolidated financial statements and the notes thereto, and unaudited pro forma financial information, each included elsewhere in this Offering Circular.   Unless the context requires otherwise, references in this Offering Circular to “the Company,” “we,” “us” and “our” refer to The Marquie Group, Inc.

OUR COMPANY

The Marquie Group, Inc. (“TMGI” or “The Company”) (TMGI: OTC)  was incorporated on January 30, 2008, in the State of Florida, as Maximum Consulting, Inc., changing its name to ZhongSen International Tea Company in April 2008, with the principal business objective of providing sales and marketing consulting services to small to medium sized Chinese tea producing companies who wish to export and distribute high quality Chinese tea products worldwide. The Company commenced business activities in August 2008, when it entered into a related party Sales and Marketing Agreement with Yunnan Zhongsen Group, Ltd. However, due to lack of capital, the Company was unable to implement its business plan fully. On May 31, 2013, the Company entered into an acquisition agreement (the “Acquisition”) of Music of Your Life, Inc., a Nevada corporation (“MYL Nevada”). As a result of the Acquisition, MYL Nevada is a wholly-owned subsidiary of the Company, and the Company is now operating a multi-media entertainment company, producing television shows and radio programming. The Company changed its name to Music of Your Life, Inc. effective July 26, 2013.

On August 16, 2018 (see Note 7), the Company merged with The Marquie Group, Inc. (“TMG”) in exchange for the issuance of a total of 40,000,002 shares of our common stock to TMG’s stockholders. Following the merger, the Company had 40,912,865 shares of common stock issued and outstanding. On December 5, 2018, the Company amended and restated its Articles of Incorporation providing for a change in the Company’s name from “Music of Your Life, Inc.” to “The Marquie Group, Inc.” On February 22, 2018 our FINRA symbol changed from “MYLI” to “TMGI.”

On July 21, 2019, the Board of Directors recommended to the shareholders of the Company a reverse stock split at a ratio of 400:1, which was approved by the shareholders on the same date. The Company expects the Split to be deemed effective by FINRA on or around August 21, 2019.

OVERVIEW

The Company is currently operating two businesses; a nationally syndicated radio network called “Music of Your Life”, broadcasting on AM, FM, and HD terrestrial radio stations across the United Sates, and heard around the world over the Internet; and a direct-to-consumer, health and beauty product line called “Whim”, that use innovative formulations of plant-based, amino-acids and other natural alternatives to chemical ingredients, with and without non-THC CBD oil. The Company plans to market the new Whim products on the Music of Your Life network upon launch.

OUR STRATEGY

Our branded, solution-driven slate of multiple SKU’s includes facial masks, facial serums, eye serums, CBD tinctures, and beauty drinks, each with unique, skin and complexion enhancing properties. Marketing plan includes a multi-channel, national sales program developed by the Company’s team of health and beauty product marketing specialists that will target consumers through proven and tested inspirational branding and sensorial experience. The new Whim™ products will be introduced initially on the Company’s nationally syndicated radio network, Music of Your Life, the Company’s streaming video channels, and Jacquie Carter’s social media reach which covers more than 90-countries, on the Company recently released website, www.simplywhim.com.

THE OFFERING

Common Stock we are offering(1)	Up to 1,333,333,333 shares of Common Stock.

Common Stock outstanding before this Offering (2)	873,349 Common Stock, par value $0.001

Use of proceeds	The funds raised per this offering will be utilized in administrative and legal fees, product inventory, marketing, and staffing in the United States. See “Use of Proceeds” for more details.

Risk Factors	See “Risk Factors” and other information appearing elsewhere in this Offering Circular for a discussion of factors you should carefully consider before deciding whether to invest in our common stock.

(1)	The maximum offering is based upon the lower offering price in our range post a 1:400 reverse stock split.

(2)	As of July 16, 2019 we have 349,339,793 shares of common stock issued and outstanding. We estimate that upon qualification and post a reverse stock split of 1:400 we will have approximately 873,000. As we will round up to the nearest whole share, our calculation is not completely accurate until the reverse stock split is effective. Upon qualification of this Offering, we will immediately file a supplemental filing providing an accurate calculation of the total issued and outstanding shares of common stock at that time.

This offering is being made on a self-underwritten basis without the use of an exclusive placement agent, although the Company may choose to engage a placement agent at its sole discretion. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Management will make its best effort to fill the subscription. In the event that the Offering Circular is fully subscribed, any additional subscriptions shall be rejected and returned to the subscribing party along with any funds received.

In order to subscribe to purchase the shares, a prospective investor must complete a subscription agreement and send payment by check, wire transfer or ACH.  Investors must answer certain questions to determine compliance with the investment limitation set forth in Regulation A Rule 251(d)(2)(i)(C) under the Securities Act of 1933, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth.  In the case of an investor who is not a natural person, revenues or net assets for the investors’ most recently completed fiscal year are used instead.

The Company has not currently engaged any party for the public relations or promotion of this offering.

As of the date of this filing, there are no additional offers for shares, nor any options, warrants, or other rights for the issuance of additional shares except those described herein.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this Offering Circular, including the consolidated financial statements and the related notes, before making a decision to buy our common stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

This offering contains forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our customers’ or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as other sections in this prospectus, discuss the important factors that could contribute to these differences.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

This prospectus also contains market data related to our business and industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations, financial condition and the market price of our common stock.

Risk Related to our Company and our Business

We may require additional funds in the future to achieve our current business strategy and our inability to obtain funding may cause our business plan to fail.

We may need to raise additional funds through public or private debt or equity sales in order to fund our future operations and fulfill contractual obligations in the future. These financings may not be available when needed. Even if these financings are available, it may be on terms that we deem unacceptable or are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our inability to obtain financing would have an adverse effect on our ability to implement our current business plan and develop our products, and as a result, could require us to diminish or suspend our operations and possibly cease our existence.

Even if we are successful in raising capital in the future, we will likely need to raise additional capital to continue and/or expand our operations. If we do not raise the additional capital, the value of any investment in our Company may become worthless. In the event we do not raise additional capital from conventional sources, it is likely that we may need to scale back or curtail implementing our business plan.

Our management has a limited experience operating a public company in the CBD and healthy lifestyle industry and is subject to the risks commonly encountered by early-stage companies.

Although the management of The Marquie Group, Inc. has experience in operating public companies, current management has not had to manage expansion while being a public company in in the beauty products and healthy lifestyle industry. Because we have a limited operating history for our current business model, our operating prospects should be considered in light of the risks and uncertainties frequently encountered by early-stage companies in rapidly evolving markets. These risks include:

●	risks that we may not have sufficient capital to achieve our growth strategy;

●	risks that we may not develop our product and service offerings in a manner that enables us to be profitable and meet our customers’ requirements;

●	risks that our growth strategy may not be successful; and

●	risks that fluctuations in our operating results will be significant relative to our revenues.

These risks are described in more detail below. Our future growth will depend substantially on our ability to address these and the other risks described in this section. If we do not successfully address these risks, our business would be significantly harmed.

We may not be successful in the implementation of our business strategy or our business strategy may not be successful, either of which will impede our development and growth ..

Our business consists of a direct-to-consumer platform for health and beauty products containing plant-based ingredients, amino-acids, and other natural ingredients, with and without non-THC CBD oil. Our ability to implement this business strategy is dependent on our ability to:

●	Distinguish ourselves in a very competitive market;

●	Establish brand recognition and customer loyalty; and

●	Manage growth in administrative overhead costs during the initiation of our business efforts.

We do not know whether we will be able to continue successfully implementing our business strategy or whether our business strategy will ultimately be successful. In assessing our ability to meet these challenges, a potential investor should take into account our need for significant amounts of capital to fund marketing and product development within our subsidiaries and brand recognition, our management’s relative inexperience, the competitive conditions existing in our industry and general economic conditions. Our growth is largely dependent on our ability to successfully implement our business strategy. Our revenues may be adversely affected if we fail to implement our business strategy or if we divert resources to a business that ultimately proves unsuccessful.

We must effectively manage the growth of our operations, or our company will suffer .

Our business consists of a direct-to-consumer platform for health and beauty products containing plant-based ingredients, amino-acids, and other natural ingredients, with and without non-THC CBD oil. Expansion of our operations, to include the development of all our portfolio, may also cause a significant demand on our management, finances and other resources. Our ability to manage the anticipated future growth, should it occur, will depend upon a significant expansion of our accounting and other internal management systems and the implementation and subsequent improvement of a variety of systems, procedures and controls. There can be no assurance that significant problems in these areas will not occur. Any failure to expand these areas and implement and improve, procedures and controls in an efficient manner at a pace consistent with our business could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that our attempts to expand our marketing, sales, manufacturing and customer support efforts will be successful or will result in additional sales or profitability in any future period.

We have limited existing brand identity and customer loyalty; if we fail to market our brand to promote our service offerings, our business could suffer.

Because of our limited commercialization of our subsidiary products, we currently do not have strong brand identity or brand loyalty. We believe that establishing and maintaining brand identity and brand loyalty is critical to attracting customers once we have a commercially viable product offered by our subsidiaries. In order to attract customers to our subsidiary products, we may be forced to spend substantial funds to create and maintain brand recognition among consumers. We believe that the cost of our sales campaigns could increase substantially in the future. If our branding efforts are not successful, our ability to earn revenues and sustain our operations will be harmed.

Promotion and enhancement of our products and services will depend on our success in consistently providing high-quality products and services to our customers.

The Angell Family Trust, beneficially owns approximately or has the right to vote on 0.02% of our outstanding Common Stock and 100% of our Series A Preferred Stock, which counts for 80.00% of the total voting rights of the Common Stock before the offering and would retain 80.00% of the total rights of following the sale of the maximum offering of 1,333,333,333 Common shares. As a result, it has and may retain a substantial voting power in all matters submitted to our stockholders for approval including:

●	Election of our board of directors;

●	Removal of any of our directors;

●	Amendment of our Certificate of Incorporation or bylaws;

●	Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of its ownership and position, the Angell Family Trust is able to substantially influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, the future prospect of sales of significant amounts of shares held by it could affect the market price of our common stock if the marketplace does not orderly adjust to the increase in shares in the market and the value of your investment in our company may decrease. The Angell Family Trust’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

We have a history of operating losses and we will need additional financing to meet our future long-term capital requirements.

We have a history of losses and may continue to incur operating and net losses for the foreseeable future. As of February 28, 2019, we had negative working capital of $2,497,534 and an accumulated deficit of $5,088,599. We generated a net loss for the nine months ended February 28, 2019 of $3,734,415. We have not achieved sustainable profitability on an annual basis. We may not be able to reach a level of revenue to achieve profitability. If our revenues grow slower than anticipated, or if operating expenses exceed expectations, then we may not be able to achieve profitability in the near future or at all, which may depress our stock price.

We may need significant additional capital, which we may be unable to obtain .

We may need to obtain additional financing over time to fund operations. Our management cannot predict the extent to which we will require additional financing and can provide no assurance that additional financing will be available on favorable terms or at all. The rights of the holders of any debt or equity that may be issued in the future could be senior to the rights of common shareholders, and any future issuance of equity could result in the dilution of our common shareholders’ proportionate equity interests in our company. Failure to obtain financing or an inability to obtain financing on unattractive terms could have a material adverse effect on our business, prospects, results of operation and financial condition.

Our resources may not be sufficient to manage our potential growth; failure to properly manage our potential growth would be detrimental to our business.

We may fail to adequately manage our potential future growth. Any growth in our operations will place a significant strain on our administrative, financial and operational resources, and increase demands on our management and on our operational and administrative systems, controls and other resources. We cannot assure you that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our technical, accounting, finance, marketing and sales staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems. To the extent we acquire businesses, we will also need to integrate and assimilate new operations, technologies and personnel. If we are unable to manage growth effectively, such as if our sales and marketing efforts exceed our capacity to install, maintain and service our products or if new employees are unable to achieve performance levels, our business, operating results and financial condition could be materially and adversely affected.

Our financial situation creates doubt whether we will continue as a going concern .

Since inception, the Company has generated minimal revenues and has incurred losses and reported losses for the period from inception through March 31, 2019. Further, we expect to incur a net loss for the fiscal year ending May 31, 2019, primarily as a result of increased operating expenses. There can be no assurances that we will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or obtain additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available, we may be forced to discontinue operations, which would cause investors to lose their entire investment. Our auditors have indicated that these conditions raise substantial doubt about the Company’s ability to continue as a going concern

We will need to increase the size of our organization, and we may be unable to manage rapid growth effectively.

Our failure to manage growth effectively could have a material and adverse effect on our business, results of operations and financial condition. We anticipate that a period of significant expansion will be required to address possible acquisitions of business, products, or rights, and potential internal growth to handle licensing and research activities. This expansion will place a significant strain on management, operational and financial resources. To manage the expected growth of our operations and personnel, we must both improve our existing operational and financial systems, procedures and controls and implement new systems, procedures and controls. We must also expand our finance, administrative, and operations staff. Our current personnel, systems, procedures and controls may not adequately support future operations. Management may be unable to hire, train, retain, motivate and manage necessary personnel or to identify, manage and exploit existing and potential strategic relationships and market opportunities.

We are dependent on the continued services and performance of our senior management, the loss of any of whom could adversely affect our business, operating results and financial condition.

Our future performance depends on the continued services and continuing contributions of our senior management to execute our business plan, and to identify and pursue new opportunities and product innovations. The loss of services of senior management, could significantly delay or prevent the achievement of our strategic objectives. The loss of the services of senior management for any reason could adversely affect our business, prospects, financial condition and results of operations.

We may become subject to claims of infringement or misappropriation of the intellectual property rights of others, which could prohibit us from developing our products, require us to obtain licenses from third parties or to develop non-infringing alternatives and subject us to substantial monetary damages.

Third parties could, in the future, assert infringement or misappropriation claims against us with respect to products we develop. Whether a product infringes a patent or misappropriates other intellectual property involves complex legal and factual issues, the determination of which is often uncertain. Therefore, we cannot be certain that we have not infringed the intellectual property rights of others. Our potential competitors may assert that some aspect of our product infringes their patents. Because patent applications may take years to issue, there also may be applications now pending of which we are unaware that may later result in issued patents upon which our products could infringe. There also may be existing patents or pending patent applications of which we are unaware upon which our products may inadvertently infringe.

Any infringement or misappropriation claim could cause us to incur significant costs, place significant strain on our financial resources, divert management’s attention from our business and harm our reputation. If the relevant patents in such claim were upheld as valid and enforceable and we were found to infringe them, we could be prohibited from selling any product that is found to infringe unless we could obtain licenses to use the technology covered by the patent or are able to design around the patent. We may be unable to obtain such a license on terms acceptable to us, if at all, and we may not be able to redesign our products to avoid infringement. A court could also order us to pay compensatory damages for such infringement, plus prejudgment interest and could, in addition, treble the compensatory damages and award attorney fees. These damages could be substantial and could harm our reputation, business, financial condition and operating results. A court also could enter orders that temporarily, preliminarily or permanently enjoin us and our customers from making, using, or selling products, and could enter an order mandating that we undertake certain remedial activities. Depending on the nature of the relief ordered by the court, we could become liable for additional damages to third parties.

A competitor with a stronger or more suitable financial position may enter our marketplace .

The success of our business primarily depends on the success our products and their market performance, compared to rival technologies offered by a competitor. If a direct competitor arrives in our market, achieving market acceptance for our services may require additional marketing efforts and the expenditure of significant funds, the availability of which we cannot be assured, to create awareness and demand among customers. We have limited financial, personnel and other resources to undertake additional marketing activities. Accordingly, no assurance can be given that we will be able to win business from a stronger competitor.

Litigation may harm our business.

Substantial, complex or extended litigation could cause us to incur significant costs and distract our management. For example, lawsuits by employees, stockholders, collaborators, distributors, customers, competitors or others could be very costly and substantially disrupt our business. Disputes from time to time with such companies, organizations or individuals are not uncommon, and we cannot assure you that we will always be able to resolve such disputes or on terms favorable to us. Unexpected results could cause us to have financial exposure in these matters in excess of recorded reserves and insurance coverage, requiring us to provide additional reserves to address these liabilities, therefore impacting profits.

Risks Related to Our Business and Industry

U.S. Federal and foreign regulation and enforcement may adversely impact the CBD supply chain which may negatively impact our revenues, or we may be found to be violating the Controlled Substances Act or other U.S. federal, state, or foreign laws, which could substantially impact our ability to access financial and banking services.

The Company will utilize only non-THC derived cannabidiol (CBD) ingredients in its internal, and topical formulas. CBD can be extracted from THC containing and non-THC containing strains of Cannabis. While our intention is to only procure CBD from reputable, non-cannabis-based sources, this is an emerging industry and regulation and enforcement actions are ongoing. If we are found to be sourcing our CBD from THC-based sources or vendors, it may substantially impact our standing under the law, which could in turn lead to an inability to access to retain financial and/or banking services.

In December 2018, the Farm Bill was signed into law. Under section 10113 of the Farm Bill, state departments of agriculture must consult with the state’s governor and chief law enforcement officer to devise a plan that must be submitted to the Secretary of USDA. A state’s plan to license and regulate hemp can only commence once the Secretary of USDA approves that state’s plan. In states opting not to devise a hemp regulatory program, USDA will construct a regulatory program under which hemp cultivators in those states must apply for licenses and comply with a federally run program. This system of shared regulatory programming is similar to options states had in other policy areas such as health insurance marketplaces under ACA, or workplace safety plans under OSHA—both of which had federally-run systems for states opting not to set up their own systems. Non-cannabis hemp be a highly regulated crop in the United States for both personal and industrial production.

The law outlines actions that are considered violations of federal hemp law (including such activities as cultivating without a license or producing cannabis with more than 0.3 percent THC). The law details possible punishments for such violations, pathways for violators to become compliant, and even which activities qualify as felonies under the law, such as repeated offenses.

The Marquie Group will utilize only non-THC ingredients in those formulas which contain CBD.

Section 12619 of the Farm Bill removes hemp-derived products from its Schedule I status under the Controlled Substances Act, but the legislation does not legalize CBD generally. CBD, with some minor exceptions, remains a Schedule I substance under federal law. The Farm Bill ensures that any cannabinoid—a set of chemical compounds found in the cannabis plant—that is derived from hemp will be legal, if and only if that hemp is produced in a manner consistent with the Farm Bill, associated federal regulations, association state regulations, and by a licensed grower. Though many states have adopted their own policies legalizing the sale and manufacture of products containing CBD oil, all other cannabinoids, produced in any other setting, remain a Schedule I substance under federal law and are thus illegal.

In October 2018, the United States Drug Enforcement Agency (“DEA”) rescheduled drugs approved by the United States Food and Drug Administration (“FDA”) which contain CBD derived from cannabis and no more than 0.1 percent tetrahydrocannabinols from Schedule I, the highest level of restriction with a high potential for abuse, to Schedule V, the lowest restriction with the lowest potential for abuse under the Controlled Substances Act (“CSA”). This ruling does not apply to Cannabidiol (“CBD”) products such as oils, tinctures, extracts, and other foods because they are not FDA approved.

In October 2018, the FDA was advised by the DEA that removing CBD from the CSA would violate international drug treaties to which the United States is a signatory. Specifically, the DEA explained that the United States would “not be able to keep obligations under the 1961 Single Convention on Narcotic Drugs if CBD were decontrolled under the CSA”.

Consequently, the FDA revised its recommendation and advised the DEA to place CBD in Schedule V—which applies to drugs with demonstrated medical value and deemed unlikely to cause harm, abuse, or addiction—instead. Nonetheless, the FDA declared that “[i]f treaty obligations do not require control of CBD, or the international controls on CBD…are removed at some future time, the above recommendation for Schedule V under the CSA would need to be revisited promptly.”

On May 22, 2018, the DEA released the Internal Directive Regarding the Presence of Cannabinoids in Products and Materials Made from the Cannabis Plant , which states “The mere presence of cannabinoids is not itself dispositive as to whether a substance is within the scope of the CSA; the dispositive question is whether the substance falls within the CSA definition of marijuana.”

Most CBD products are derived from Cannabis sativa or Cannabis Indica plants. Cannabis sativa is primarily used to produce hemp. Hemp contains little or no THC. Cannabis Indica is primarily used to produce Marijuana (“Marijuana-CBD”). Marijuana-CBD remains a Schedule I substance. Marijuana-CBD products may be legal under state law in states like Washington, Oregon, and California but their sale is only permitted through a state-regulated marijuana market in the respective state of legal cultivation. Marijuana-CBD products are only legal in states where they were cultivated and these products are heavily regulated at all stages of production, from seed-to-sale. These products come from licensed producers, are developed by licensed processors or manufacturers, and are sold to the public through licensed retailers or dispensaries. Marijuana-CBD products may also contain significant levels of THC.

On the other hand, CBD derived from Cannabis sativa, which produces industrial hemp (“Hemp-CBD”) can be argued as falling completely outside the CSA because the cultivation of industrial hemp was legalized by Section 7606 of the Agricultural Act of 2014 (the “2014 Farm Bill”). Industrial hemp is defined as the cannabis plant with less than 3% THC. The 2014 Farm Bill also requires that industrial hemp to be cultivated under a state agricultural pilot program. Some states also require a license to cultivate or process industrial hemp into other products like Hemp-CBD.

The distribution of Hemp-CBD products is arguably legal under federal law because the 2014 Farm Bill does not explicitly limit distribution. In oral arguments during HIA v. DEA, the DEA admitted that the 2018 Farm Bill preempted the CSA with regards to industrial hemp. The DEA has rarely taken any enforcement action against distributors of Hemp-CBD, in part because Congress has limited the DEA’s ability to use federal funds to do so and because the DEA would have to legally establish that the CSA does in fact cover Hemp-CBD. However, the DEA, FDA, and other federal agencies issued guidance in 2016 stating that the 2014 Farm Bill did not permit the interstate transfer or commercial sale of industrial hemp. Several states like Idaho prohibit the distribution of Hemp-CBD. Other states like Ohio, Michigan, and California significantly restrict the distribution of Hemp-CBD.

Even though Hemp-CBD does not fall within the CSA, Hemp-CBD products have not been approved by the FDA. This is also true of Marijuana-CBD. This means that even cannabis derived Marijuana-CBD and Hemp-CBD products containing less than 1% THC are not approved CBD drugs for lack of FDA approval.

There is always some risk of enforcement action against Hemp-CBD distributors, as the budgetary restriction that prevented the DEA from using funds to prosecute industrial hemp distributors expired on September 30, 2018. It is also possible that the FDA could take a more aggressive approach to limit the distribution of CBD products.

We may be subject to compliance actions by the Food and Drug Administration (FDA) for making unsubstantiated claims as to our products efficacy or intended use.

Though we strive to comply with all state and federal regulations, in the process of promoting and discussing the potential benefits of our health and beauty products, particularly those who list CBD as an active ingredient, we may inadvertently make statements which are deemed to be unsubstantiated claims by the FDA as to the efficacy or intended use of our products.

On April 2, 2019, outgoing FDA Commissioner Scott Gotlieb issued a statement on the agency’s website, www.fda.gov, pledging the agency will continue to use its authority to take action against companies and product developers which make unproven claims to treat serious or life-threatening diseases, and “where patients may be misled to forgo otherwise effective, available therapy and opt instead for a product that has no proven value or may cause them serious harm.”

The FDA has issued warning letters, in collaboration with the Federal Trade Commission, to three companies – Advanced Spine and Pain LLC (d/b/a Relievus), Nutra Pure LLC and PotNetwork Holdings Inc. – in response to their making unsubstantiated claims related to more than a dozen different products and spanning multiple product webpages, online stores and social media websites. The FDA deemed that companies “used these online platforms to make unfounded, egregious claims about their products’ ability to limit, treat or cure cancer, neurodegenerative conditions, autoimmune diseases, opioid use disorder, and other serious diseases, without sufficient evidence and the legally required FDA approval.”

Examples of claims made by the companies which have been deemed deceptive marketing by the FDA include CBD’s ability to

●	Effectively treat substance use disorders

●	Reduce the rewarding effects of morphine

●	Reduce drug-seeking for heroin

●	Avoid or Reduce opiate withdrawal symptoms

●	Stop cancer cells in several cervical cancer varieties

●	Degrease human glioma cell growth and invasion

●	Slow the progression of Alzheimer’s

●	Block spinal, peripheral and gastrointestinal mechanisms responsible for pain associated with migraines, fibromyalgia, and Irritable Bowel Syndrome

The agency has said it may pursue a company making medical claims about products asserting to contain CBD that haven’t been approved by the FDA. The FDA has stated that selling unapproved products with unsubstantiated therapeutic claims can put patients and consumers at risk. The FDA does not believe these products have not been shown to be safe or effective, and deceptive marketing of unproven treatments may keep some patients from accessing appropriate, recognized therapies to treat serious and even fatal diseases. Additionally, because they are not evaluated by the FDA, there may be other ingredients that are not disclosed, which may be harmful.

The FDA has pledged to continue to monitor the marketplace and take enforcement action as needed to protect the public health against companies illegally selling CBD products that claim to prevent, diagnose, treat, or cure serious diseases, such as cancer, Alzheimer’s disease, psychiatric disorders and diabetes; illegally selling cannabis and cannabis-derived products that can put consumers at risk; and marketing and distributing such products in violation of the FDA’s authorities.

Though we have no intention to make any of the claims stated above, whether through advertising, sales, or promotional materials, there may be additional claims made in the future about the efficacy or intended use of our health and beauty products, including those which may list CBD as an active ingredient, which may be deemed to be unsubstantiated claims by the FDA.

Different state and federal government agencies, as well as different advertising networks, may have their own regulations and restrictions regarding advertising CBD products which could make effective advertising difficult.

Though only a portion of our product line in development may contain CBD, marketing or selling those products would make us subject to the rules of various state and federal agencies, as well as advertising networks, regarding the promotion of our products.

Relevant state and local laws may make it difficult to advertise CBD in various markets. The two largest ad buying platforms -- Facebook and Google -- still do not allow CBD advertising (it is designated as a “dangerous product”) on their platforms, which limits the digital marketing efforts of CBD companies to organic marketing. For new businesses, the inability to promote their brand without paid social and search ads makes it extremely challenging to get the qualified traffic needed to grow their online retail business. If we are found by these platforms to be advertising CBD, it could significantly impede our ability to market our products online.

Additional regulatory considerations that must be taken into account include the Federal Trade Commission’s regulation of unfair and deceptive product labeling and marketing, as well as state law regulation of food safety. States have the authority to regulate matters related to the health and safety of its own citizens, such that the 2018 Farm Bill and regulation by the USDA will not necessarily preempt state or local laws regulating the manufacture and distribution of cannabis-related products that are not directly in conflict with federal law. States may still choose to enact their own laws that can promote or restrict the sale of cannabis-based products. States such as Indiana and Alabama do not permit the sale of CBD oil on a personal level without a prescription. Failure to successfully navigate this shifting and varied legal environment could prohibit our ability to effectively market in certain states.

Any and all claims of medicinal value must be substantiated with reputable scientific support and may be subject to evaluation by the FDA. If we are unable to scientifically validate many of the popular claims being made regarding the efficacy of CBD, we will not be able to share those claims and could be less competitive than competitors who are less compliant.

Failure to remain in compliance could result in enforcement actions from the FTC, FDA, and other federal and state agencies.

There are limitations to how CBD may be marketed and what potential benefits may be advertised which may restrict the scope of our marketing efforts.

Any and all claims of medicinal value must be substantiated with reputable scientific support and may be subject to evaluation by the FDA and we may be unable to effectively market our products without proper scientific documentation. If we cannot produce the requisite documentation, we may be unable to effectively market any products which contain CBD as an active ingredient.

In April 2019, outgoing FDA Commissioner Scott Gottlieb acknowledged that the FDA is considering whether to use its authority to issue regulations that would permit the marketing of CBD in foods or as dietary supplements. However, until the law changes, it is the FDA’s position that selling unapproved products with unsubstantiated therapeutic claims both violates the law and potentially puts patients at risk. Commissioner Gottlieb also asserted that it continues to be unlawful to market foods containing added CBD or THC or dietary supplements containing CBD or THC, regardless of whether the substances are hemp-derived and regardless of the claims being made. FDA takes this position based on the operation of statutory “exclusionary clauses” in the Food, Drug and Cosmetic Act related to food additives and dietary supplements. Specifically, FDA has determined that both CBD and THC, which are now active ingredients in FDA-approved drugs, were the subject of substantial clinical investigations before they were marketed as foods or dietary supplements, and due to the operation of the exclusionary clauses, FDA concludes that it is currently illegal to introduce CBD or THC into the food supply or to market these ingredients as dietary supplements.

Additional regulatory considerations that must be taken into account include the Federal Trade Commission’s regulation of unfair and deceptive product labeling and marketing, as well as state law regulation of food safety.

We are subject to risks relating to legal proceedings.

We are subject to various claims and legal actions arising in the ordinary course of its business. Any such litigation could be very costly and could distract our management from focusing on operating our business. The existence of any such litigation could harm our business, results of operations and financial condition. Results of actual and potential litigation are inherently uncertain. An unfavorable result in a legal proceeding could adversely affect our reputation, financial condition and operating results.

We will be subject to the U.S. Foreign Corrupt Practices Act and other anti-corruption laws, as well as export control laws, customs laws, sanctions laws and other laws governing our anticipated operations. If we fail to comply with these laws, we could be subject to civil or criminal penalties, other remedial measures, and legal expenses, which could adversely affect our business, results of operations and financial condition.

Our operations, if initiated, will be subject to certain anti-corruption laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”), and other anti-corruption laws that apply in countries where we do business. The FCPA and other anti-corruption laws generally prohibit us and our employees and intermediaries from bribing, being bribed or making other prohibited payments to government officials or other persons to obtain or retain business or gain some other business advantage. We and our commercial partners operate in a number of jurisdictions that pose a high risk of potential FCPA violations and we participate in collaborations and relationships with third parties whose actions could potentially subject us to liability under the FCPA or local anti-corruption laws. In addition, we cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted.

We also anticipate becoming subject to other laws and regulations governing our international operations, including regulations administered in the U.S. and in the EU, including applicable export control regulations, economic sanctions on countries and persons, customs requirements and currency exchange regulations (collectively, “Trade Control Laws”).

There can be no assurance that we will be completely effective in ensuring our compliance with all applicable anticorruption laws, including the FCPA or other legal requirements, such as Trade Control Laws. Any investigation of potential violations of the FCPA, other anti-corruption laws or Trade Control Laws by U.S., EU or other authorities could have an adverse impact on our reputation, our business, results of operations and financial condition. Furthermore, should we be found not to be in compliance with the FCPA, other anti-corruption laws or Trade Control Laws, we may be subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, as well as the accompanying legal expenses, any of which could have a material adverse effect on our reputation and liquidity, as well as on our business, results of operations and financial condition.

The U.S. laws pertaining to the importation and exportation of hemp-based products may adversely affect our ability to fully implement our business plan.

In the United States today the U.S. Customs Service has a “zero tolerance standard” for the importation of industrial hemp. What this means is that a product cannot have any potentially dangerous substances contained in it or it will be considered adulterated and unfit for human consumption, and thus illegal to possess or use per U.S. Federal Law. In 2001 the DEA elaborated on this and clarified that any product with any quantity of THC in it at all cannot be imported into the United States. Since no hemp-based products containing THC are legally permitted in the United States such products with THC are not allowed to be exported out of the United States either. Because of the strict laws that exist with the U.S. importation and exportation of industrial hemp products our business could be adversely affected. Should our supply chain be accidentally contaminated by THC, we have no system in place for evaluating THC levels in our products prior to delivery.

We operate in a highly competitive environment, and if we are unable to compete with our competitors, our business, financial condition, results of operations, cash flows and prospects could be materially adversely affected.

We operate in a highly competitive environment. Our competition includes all other companies that are in the business of distributing or reselling hemp-based products for personal use or consumption. A highly competitive environment could materially adversely affect our business, financial condition, results of operations, cash flows and prospects.

We and our customers may have difficulty accessing the service of banks, which may make it difficult to sell our products and services.

Since the use of cannabis is illegal under federal law, federally chartered banks will not accept for deposit funds from businesses involved with cannabis, even if the end product is non-psychoactive CBD. Consequently, businesses involved in the cannabis industry often have trouble finding a bank willing to accept their business. The inability to open bank accounts may make it difficult for our customers to operate. There does appears to be recent movement to allow state-chartered banks and credit unions to provide banking to the industry, but as of the date of this report there are only nominal entities that have been formed that offer these services. Further, in a February 6, 2018, Forbes article, United States Secretary of the Treasury, Steven Mnuchin, is reported to have testified that his department is “reviewing the existing guidance.” But he clarified that he doesn’t want to rescind it without having an alternate policy in place to address public safety concerns.

Financial transactions involving proceeds generated by cannabis-related conduct can form the basis for prosecution under the federal money laundering statutes, unlicensed money transmitter statute and the U.S. Bank Secrecy Act. Despite guidance from the U.S. Department of the Treasury suggesting it may be possible for financial institutions to provide services to cannabis-related businesses consistent with their obligations under the Bank Secrecy Act, banks remain hesitant to offer banking services to cannabis-related businesses. Consequently, those businesses involved in the cannabis industry continue to encounter difficulty establishing banking relationships. Our inability to maintain our current bank accounts would make it difficult for us to operate our business, increase our operating costs, and pose additional operational, logistical and security challenges and could result in our inability to implement our business plan. Similarly, many of our customers are directly involved in cannabis sales and further restriction to their ability to access banking services may make it difficult for them to purchase our products, which could have a material adverse effect on our business, financial condition and results of operations.

We are subject to certain federal regulations relating to cash reporting.

The Bank Secrecy Act, enforced by FinCEN, requires us to report currency transactions in excess of $10,000, including identification of the customer by name and social security number, to the IRS. This regulation also requires us to report certain suspicious activity, including any transaction that exceeds $5,000 that we know, suspect or have reason to believe involves funds from illegal activity or is designed to evade federal regulations or reporting requirements and to verify sources of funds. Substantial penalties can be imposed against us if we fail to comply with this regulation. If we fail to comply with these laws and regulations, the imposition of a substantial penalty could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to certain tax risks and treatments that could negatively impact our results of operations.

Section 280E of the Internal Revenue Code, as amended, prohibits businesses from deducting certain expenses associated with trafficking controlled substances (within the meaning of Schedule I and II of the Controlled Substances Act). The IRS has invoked Section 280E in tax audits against various cannabis businesses in the U.S. that are permitted under applicable state laws. Although the IRS issued a clarification allowing the deduction of certain expenses, the scope of such items is interpreted very narrowly and the bulk of operating costs and general administrative costs are not permitted to be deducted. While there are currently several pending cases before various administrative and federal courts challenging these restrictions, there is no guarantee that these courts will issue an interpretation of Section 280E favorable to cannabis businesses.

Risks Related to the Securities Markets and Ownership of our Equity Securities

The Common Stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

The Common Stock has historically been sporadically traded on the OTC Pink Sheets, meaning that the number of persons interested in purchasing our shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

The market price for the common stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of revenue, which could lead to wide fluctuations in our share price. The price at which you purchase our shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our shares of common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our shares are sporadically traded. Because of this lack of liquidity, the trading of relatively small quantities of shares may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our shares is sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative investment due to, among other matters, our limited operating history and lack of revenue or profit to date, and the uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the securities of a seasoned issuer. The following factors may add to the volatility in the price of our shares: actual or anticipated variations in our quarterly or annual operating results; acceptance of our inventory of games; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our shares regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our shares will be at any time, including as to whether our shares will sustain their current market prices, or as to what effect the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

The market price of our common stock may be volatile and adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including, but not limited to:

●	our ability to integrate operations, technology, products and services;

●	our ability to execute our business plan;

●	operating results below expectations;

●	our issuance of additional securities, including debt or equity or a combination thereof;

●	announcements of technological innovations or new products by us or our competitors

●	loss of any strategic relationship;

●	industry developments, including, without limitation, changes in healthcare policies or practices;

●	economic and other external factors;

●	period-to-period fluctuations in our financial results; and

●	whether an active trading market in our common stock develops and is maintained.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. Issuers using the Alternative Reporting standard for filing financial reports with OTC Markets are often subject to large volatility unrelated to the fundamentals of the company.

Our issuance of additional shares of Common Stock, or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights.

We are entitled under our articles of incorporation to issue up to 10,000,000,000 shares of common stock. We have issued and outstanding, as of the date of this prospectus, 349,339,793 shares of common stock. Our board may generally issue shares of common stock, preferred stock or options or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development. It is also likely that we will issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock plans. We cannot give you any assurance that we will not issue additional shares of common stock, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contains provisions that eliminate the liability of our directors for monetary damages to our company and shareholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and shareholders.

Anti-takeover provisions may impede the acquisition of our company.

Certain provisions of the Florida Law have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our board of directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of us, including an acquisition in which the shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so.

Our past filings may be deemed insufficient.

Form 8-K shall be used for current reports under Section 13or 15(d) of the Securities Exchange Act of 1934, filed pursuant to Rule 13a-11 or Rule 15d-11 and for reports of nonpublic information required to be disclosed by Regulation FD (17 CFR 243.100 and 243.101). Form 8-K is required to be filed no less than four business days from the date of the reported event. On September 6, 2018, we disclosed the reverse merger with The Marquie Group, Inc. which was reported on Form 8-K filed with the Commission. The reverse merger occurred on August 16, 2018. As a result, we were not in compliance with the requirements of Form 8-K. Although a failure to file a timely Form 8-K shall not be deemed a violation of Section 10 of the Securities Exchange Act of 1934 or Rules 10b-5: 1.01, 1.02, 2.03-2.06, 4.02(a), (5.02(e), or 6.03 of the Securities Exchange Act of 1934, the Commissions guidance suggests that failure to properly file a Form 8-K may be considered prima facie evidence of a lack of sufficient disclosure controls under the Sarbanes-Oxley Act of 2002. In addition, the Commission may deem that the Company has lost the ability to file a registration statement on Form S-3. Although such an offering is not currently anticipated, the loss of our ability to utilized Form S-3 may affect our ability to grow in the future.

We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock market in general, and the shares of early stage companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then we may become involved in this type of litigation, which would be expensive and divert management’s attention and resources from managing our business.

As a public company, we may also from time to time make forward-looking statements about future operating results and provide some financial guidance to the public markets. Our management has limited experience as a management team in a public company and as a result, projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, stockholder lawsuits or other litigation, sanctions or restrictions issued by the SEC.

The subscription agreement for the purchase of common stock from the Company contains an exclusive forum provision, which will limit investors ability to litigate any issue that arises in connection with the offering anywhere other than the state and Federal courts in Nevada.

The subscription agreement states that it shall be governed by the local law of the State of Nevada and the United States, and the parties consent to the exclusive jurisdiction of the state and Federal courts in Nevada. They will not have the benefit of bringing a lawsuit in a more favorable jurisdiction or under more favorable law than the local law of the State of Nevada. Insomuch claims are brought under the Securities Act of 1933, our provision requires that a claim be brought in federal court. We also believe this provision would require an action brought under the Securities Exchange Act of 1934 also be brought in federal court, as Section 27 of the Securities Exchange Act of 1934 provides exclusive jurisdiction to the federal courts for claims brought pursuant to the Securities Exchange Act of 1934. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, our subscription agreement will provide that the courts of Nevada and the federal district court for the District of Nevada shall have concurrent jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. Additionally, as contract law is generally based in state law, a claim may be bought under state law. The inconsistencies of venue and applicably law could make any action brought by an investor extremely difficult. Moreover, we cannot provide any certainty as to whether a court would enforce our forum and choice of law provisions. The combination of both potentially unfavorable forum and the lack of certainty regarding enforceability poses a risk regarding litigation related to the subscription to this Offering and should be considered by each investor before signing the subscription agreement.

Our common stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

As an issuer of “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

Securities analysts may elect not to report on our common stock or may issue negative reports that adversely affect the stock price.

At this time, no securities analysts provide research coverage of our common stock, and securities analysts may not elect to provide such coverage in the future. It may remain difficult for our company, with its small market capitalization, to attract independent financial analysts that will cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect the stock’s actual and potential market price. The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more analysts elect to cover our company and then downgrade the stock, the stock price would likely decline rapidly. If one or more of these analysts cease coverage of our company, we could lose visibility in the market, which, in turn, could cause our stock price to decline. This could have a negative effect on the market price of our common stock.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our capital stock and do not anticipate paying cash dividends on our capital stock in the foreseeable future. The payment of dividends on our capital stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if the common stock price appreciates.

Our current shareholders have approved a reverse stock split at a rate of 1:400.

On July 22, 2019, our Board of Directors recommended to the shareholders a reverse stock split at a ratio of 1:400. The shareholders of the Company approved the reverse stock split on the same day. We have not reduced the total authorized shares of common stock. As a result, the Board of Directors may issue additional shares, not including those shares being issued pursuant to the offering. This could result in dilution in excess of the dilution described herein that could could reduce the value per share purchased pursuant to this offering. The reverse stock split could also have negative effects on the volume of our common stock traded on OTCMarkets PinkSheets, reducing an investors ability to liquidate their shares through the markets.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements under the “Summary,” “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this Offering Circular.  In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors.”

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this Offering Circular describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this Offering Circular to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

●	our business’ strategies and investment policies;

●	our business’ financing plans and the availability of capital;

●	potential growth opportunities available to our business;

●	the risks associated with potential acquisitions by us;

●	the recruitment and retention of our officers and employees;

●	our expected levels of compensation;

●	the effects of competition on our business; and

●	the impact of future legislation and regulatory changes on our business.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this Offering Circular.

DILUTION

Purchasers of our common stock in this Offering will experience an immediate dilution of net tangible book value per share from the public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of common stock and the net tangible book value per share immediately after this Offering. It is not possible to calculate the net dilution because we cannot determine the exact size of the Offering, however, below we have provided an estimation based on an offering price of $0.0075 per share and $0.08, respectively as of July 16, 2019 assuming a reverse stock split of the common stock of 1:400 at qualification of the Offering.

	25%	50.0%	75%	100%
Net Value	$2,638,272.00	$5,138,272.00	$7,638,272.00	$10,138,272.00
# Total Shares	334,206,683	667,540,016	1,000,873,349	1,334,206,683
Net Book Value Per Share	$0.0079	$0.0077	$0.0076	$0.0076
Increase in NBV/Share	$(0.1791)	$(0.1793)	$(0.1793)	$(0.1794)
Dilution to new shareholders	$(0.0004)	$(0.0002)	$(0.0001)	$(0.0001)
Percentage Dilution to New	-5.26%	-2.63%	-1.75%	-1.32%

	25%	50.0%	75%	100%
Net Value	$2,638,272.00	$5,138,272.00	$7,638,272.00	$10,138,272.00
# Total Shares	32,123,349	63,373,349	94,623,349	125,873,349
Net Book Value Per Share	$0.0821	$0.0811	$0.0807	$0.0805
Increase in NBV/Share	$0.0021	$0.0011	$0.0007	$0.0005
Dilution to new shareholders	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Percentage Dilution to New	-2.66%	-1.35%	-0.90%	-0.68%

PLAN OF DISTRIBUTION

The Offering will be sold by our officers and directors.

This is a self-underwritten offering. This Offering Circular is part of an exemption under Regulation A that permits our officers and directors to sell the Shares directly to the public in those jurisdictions where the Offering Circular is approved, with no commission or other remuneration payable for any Shares sold. There are no plans or arrangements to enter into any contracts or agreements to sell the Shares with a broker or dealer. After the qualification by the Commission and acceptance by those states where the offering will occur, the Officer and Directors intends to advertise through personal contacts, telephone, and hold investment meetings in those approved jurisdictions only. We do not intend to use any mass-advertising methods such as the Internet or print media. Officers and Directors will also distribute the prospectus to potential investors at meetings, to their business associates and to his friends and relatives who are interested the Company as a possible investment, so long as the Company has provided notice filing in the jurisdiction where such communications have taken place. In offering the securities on our behalf, the Officers and Directors will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Terms of the Offering

The Company is offering on a best-efforts, self-underwritten basis a maximum of either 1,333,333,333 shares of its common stock at an offering price of $0.0075 per share or 125,000,000 shares at an offering price of $0.08 per share.

The Company is offering, on a best-efforts, self-underwritten basis, within a range between a maximum of 1,333,333,333 shares at a price of $0.0075 per share or 125,000,000 shares at an offering price of $0.08 per share of its common stock at a fixed price to be determined within 2 days qualification of the Form 1-A filing. The price shall be fixed for the duration of the offering, unless an amendment is properly filed with the Commission. There is no minimum investment required from any individual investor. The shares are intended to be sold directly through the efforts of our officers and directors. The shares are being offered for a period not to exceed 360 days. The offering will terminate on the earlier of: (i) the date when the sale of all shares is completed, or (ii) 360 days from the effective date of this document (unless extended by the Board of Directors for an additional 90 days). For more information, see the section titled “Use of Proceeds” herein.

USE OF PROCEEDS

The Company plans to use the proceeds from this offering to grow its business. The company intends to use the proceeds for research and development, the purchase of inventory, website development, marketing, operating capital, hiring staff and offering expenses. The more we are able to raise, the more we will be able to invest in these opportunities. Since this offering is on a best efforts basis, the amount of securities we sell is uncertain, therefore our use of proceeds will depend on how much we are able to raise under this offering. We intend to use the proceeds generally so as to provide the most value to our investors by growing sales of our existing products and entering markets with new products we are able to successfully develop.

The following Use of Proceeds is based on estimates made by management. The Company planned the Use of Proceeds after deducting estimated offering expenses estimated to be $25,000. Management prepared the milestones based on three levels of offering raise success: 25% of the Maximum Offering proceeds raised ($2,475,000), 50% of the Maximum Offering proceeds raised ($4,975,000), 75% of the Maximum Offering proceeds raised ($7,475,000) and the Maximum Offering proceeds raised of $10,000,000 through the offering. The costs associated with operating as a public company are included in all our budgeted scenarios and management is responsible for the preparation of the required documents to keep the costs to a minimum.

Although we have no minimum offering, we have calculated used of proceeds such that if we raise 25% of the offering is budgeted to sustain operations for a twelve-month period. 25% of the Maximum Offering is sufficient to keep the Company current with its public listing status costs with prudently budgeted funds remaining which will be sufficient to complete the development of our marketing package. If the Company were to raise 50% of the Maximum Offering, then we would be able to expand our marketing outside the US. Raising the Maximum Offering will enable the Company to implement our full business. If we begin to generate profits, we plan to increase our marketing and sales activity accordingly.

The Company intends to use the proceeds from this offering as follows:

	If 25% of the Offering is Raised ($)	If 50% of the Offering is Raised ($)	If 75% of the Offering is Raised ($)	If 100% of the Offering is Raised ($)
Cost of the Offering	25,000	25,000	25,000	25,000
Net Proceeds	2,475,000	4,975,000	7,475,000	9,975,000

Legal (Q’s and K’s)	50,000	50,000	50,000	50,000
Accounting (Q’s and K’s)	50,000	50,000	50,000	50,000
Travel	15,000	15,000	15,000	15,000
Corporate Website	10,000	15,000	20,000	25,000
Product Websites	20,000	35,000	40,000	50,000
Office 12-Months	10,000	15,000	22,000	30,000
Furniture & Equipment	8,000	12,000	18,000	24,000
Working Capital	15,000	30,000	40,000	61,000
IP Acquisition	130,000	250,000	325,000	500,000
Mergers & Acquisitions	600,000	1,250,000	2,000,000	2,500,000
Retire Debt	250,000	500,000	750,000	1,000,000
Product Development	240,000	480,000	675,000	1,000,000
TMGI Corporate Salaries	385,000	750,000	1,150,000	1,500,000
Health & Beauty COGS	475,000	1,125,000	1,600,000	2,300,000
Sales & Marketing	200,000	375,000	650,000	800,000
Operating budget for MOYL Corporate	25,000	43,000	75,000	90,000
Company-Wide Expenses	33,000	65,000	100,000	130,000
MYLI Radio Network	7,000	15,000	20,000	40,000
Miscellaneous & Contingency	50,000	50,000	50,000	50,000

TOTAL	2,500,000	5,000,000	7,500,000	10,000,000

DIVIDEND POLICY

We have not declared or paid any dividends on our common stock. We intend to retain earnings for use in our operations and to finance our business. Any change in our dividend policy is within the discretion of our board of directors and will depend, among other things, on our earnings, debt service and capital requirements, restrictions in financing agreements, if any, business conditions, legal restrictions and other factors that our board of directors deems relevant.

BUSINESS

This Prospectus includes market and industry data that we have developed from publicly available information; various industry publications and other published industry sources and our internal data and estimates. Although we believe the publications and reports are reliable, we have not independently verified the data. Our internal data, estimates and forecasts are based upon information obtained from trade and business organizations and other contacts in the market in which we operate and our management’s understanding of industry conditions.

As of the date of the preparation of this Prospectus, these and other independent government and trade publications cited herein are publicly available on the Internet without charge. Upon request, the Company will also provide copies of such sources cited herein.

Company Overview

The Marquie Group, Inc. (“TMGI” or “The Company”) (TMGI: OTC), formerly known as The Music of Your Life, is a multi-media entertainment company that produces live radio programming 24 hours a day, syndicated to AM, FM and HD terrestrial radio stations around the country. The network is streamed over the Internet. Music of Your Life® has been on the air since 1978, making it the longest running syndicated music radio network in the world. The Company is currently developing a direct-to-consumer, health and beauty products platform that use innovative formulations of plant-based, amino-acids and other natural alternatives to chemical ingredients, with and without non-THC CBD oil, with the objective of initially launching them over the Music of Your Life radio network using its three nationwide advertising minutes per hour in order maximize net market returns from the products.

Company History

The Company was incorporated on January 30, 2008, in the State of Florida, as Maximum Consulting, Inc. and shortly thereafter changed its name to ZhongSen International Tea Company, with the principal business objective of providing sales and marketing consulting services to small to medium sized Chinese tea producing companies who wish to export and distribute high quality Chinese tea products worldwide. The Company commenced business activities in August 2008, when it entered into a related party Sales and Marketing Agreement with Yunnan Zhongsen Group, Ltd. However, due to lack of capital, the Company was unable to implement its business plan fully. On May 31, 2013, the Company entered into an acquisition agreement (the “Acquisition”) with Music of Your Life, Inc., a Nevada corporation (“MYL Nevada”). As a result of the Acquisition, MYL Nevada is a wholly-owned subsidiary of the Company, and the Company is now operating a multi-media entertainment company, producing television shows and radio programming. The Company changed its name to Music of Your Life, Inc. effective July 26, 2013.

The Company merged into The Marquie Group, Inc. on August 16, 2018, which was founded by Jacquie Carter prior to its merger with the Company . Jacquie Carter is a former Executive Director of Worldwide Training and Education at Herbalife Nutrition. During her 18 years with Herbalife, Jacquie created and launched over 60 products worldwide, which have accumulated more than $1-billion in sales.

Internet Licensing has transformed the advertising landscape in a way that is detrimental to advertising sales for terrestrial radio. In response to this, Music of Your Life and the Company began to explore developing a product line to be marketed through radio spots on the Company’s syndicated radio network. At the same time the Company was in an exploratory phase of developing amino-acid-based health and beauty care products. The Music of Your Life merged into the Company though Share Exchange Agreement in August 2018.

Reverse Stock Split

Effective June 20, 2018, the Company effectuated a 1 share for 4,000 shares reverse stock split which reduced the issued and outstanding shares of common stock from 3,642,441,577 shares to 912,863 shares. The accompanying financial statements have been retroactively adjusted to reflect this reverse stock split.

Acquisition of The Marquie Group, Inc.

On August 16, 2018 (see Note 7), the Company merged with The Marquie Group, Inc. (“TMG”) in exchange for the issuance of a total of 40,000,002 shares of our common stock to TMG’s stockholders. Following the merger, the Company had 40,912,865 shares of common stock issued and outstanding. On December 5, 2018, the Company amended and restated its Articles of Incorporation providing for a change in the Company’s name from “Music of Your Life, Inc.” to “The Marquie Group, Inc.” On February 22, 2018 our FINRA symbol changed from “MYLI” to “TMGI.”

Our Strategy

The Company is currently developing a direct-to-consumer, health and beauty products platform that use innovative formulations of plant-based, amino-acids, and other natural alternatives to chemical ingredients, with and without non-THC CBD oil. Our branded, solution-driven slate of multiple SKU’s includes facial masks, facial serums, eye serums, CBD tinctures, and beauty drinks, each with unique, skin and complexion enhancing properties. Marketing plan includes a multi-channel, national sales program developed by the Company’s team of health and beauty product marketing specialists that will target consumers through proven and tested inspirational branding and sensorial experience. The products will be introduced initially on the Company’s nationally syndicated radio network, Music of Your Life, the Company’s vast social media connections, as well as Jacquie Carter’s social media reach which covers more than 90-countries. The Company launched a new product-centric website at www.simplywhim.com for people to sign-up and receive discounts upon product launch. Please review our Risk Factors for limitations on advertising CBD products.

●	Direct-to-consumer, health and beauty products platform that use innovative formulations of plant-based, amino-acids, with and without non-THC CBD alternatives to chemical ingredients.

●	Branded, solution-driven slate of multiple SKU’s planned for a 2019 launch - a facial mask, a facial serum, a beauty drink, and CBD oil tinctures, each with unique, skin and complexion enhancing properties.

●	Marketing plan includes a multi-channel, national sales program developed by the Company’s team of health and beauty product marketing specialists that will target consumers through proven and tested inspirational branding and sensorial experience.

Our skin care formulations will be made without Sulfates SLS and SLES, parabens, formaldehydes, formaldehyde-releasing agents, phthalates, mineral oil, retinyl palmitate, oxybenzone, coal tar, hydroquinone, triclosan, triclocarban. Only formulas which have less than one percent of synthetic fragrances will be sent to market.

According to the Physician’s Desk Reference approximately 10-20% of vitamins and minerals taken in supplement form are actually absorbed by the body. Because of this low rate of absorption typical multi-vitamins are not enough for us to obtain the vital nutrients our bodies need. And especially not the skin. Our ultimate goal is to be able supply both topical, nutrient driven products as well as accompanying beauty drinks. This will allow for a wonderful synergy inside and out and will assure us that we are taking the necessary steps to protect our bodies and look good and feel good while doing it.

The products will be introduced on the Company’s Nationwide Syndicated Radio Network, Music of Your Life, which is also simulcast to a worldwide audience over the Internet. Product videos and Blog Posts will be featured at www.simplywhim.com, www.whimandadare.com, www.whimbeauty.com, and www.musicofyourlife.com

Principal Products and Services

Our product lines will be marketed as custom blended and derived from nature, nutrition, and science to help combat the effects of aging, stress, and all that comes with our busy, hectic lifestyles: “All while Nourishing the Body, Mind and Soul from the Inside Out & the Outside In.”

Initial Product Lineup

1.	Whim™ - Beauty Drink. A fortified Beauty Drink powder, sold in portable on-the-go sachets, that easily dissolves in water for nutrition on-the-go. Beverage powder formulas under development will contain a targeted blend of ingredients that includes Amino Acids, Antioxidant Vitamins, “Super Food” (Acai, Moringa, Blueberry, etc.) Puree Blends, Hydrolyzed Collagen, and, in certain instances, non-THC, water-soluble CBD. These products will be sweetened with natural ingredients without the use of sugar.

2.	Whim™ - Face Serum. An AM/PM youth enhancing facial serum infused non-THC, water-soluble CBD oil and a proprietary blend of amino acids and other natural ingredients that help to address skin aging through additional plant-based technologies.

3.	Whim™ - Beauty Scrub/Mask. A treatment facial mask that delivers anti-aging ingredients to the skin to leave it looking and feeling more youthful.

These products are to be produced without sulfates SLS and SLES, parabens, formaldehydes, formaldehyde-releasing agents, phthalates, mineral oil, retinyl palmitate, coal tar, hydroquinone, triclosan, or triclocarban.

Associated Intellectual Property

Trademarks Under License Owned by Jacquie Carter

●	Jacquie

●	Ask Jacquie

●	Whim

●	Whim CBD

●	Whim and a Dare

●	CBD Nutrition by Jacquie

●	CBD Skincare by Jacquie

●	CBD Nutrition Club

●	SaniTea

●	InsaniTea

Nutritive Benefits of CBD

Cannabidiol (CBD) is a non-intoxicating cannabinoid found in the Cannabis plant. After tetrahydrocannabinol (THC), CBD is the second-most abundant cannabinoid in the cannabis plant. Parallel to the growth of the legal cannabis industry there is a rapidly emerging market for CBD due to its both its potential and its purported therapeutic benefits, including anti-inflammatory, analgesic, anti-anxiety and seizure-suppressant properties. CBD can be sourced the Cannabis sativa and Cannabis indica plants. Cannabis sativa is primarily used to produce hemp. Hemp contains little or no THC, therefore, hemp-derived CBD is used for safe and regulated production. While CBD is gaining public attention for potential medicinal applications (is the active ingredient in Epidolex, which was recently approved by the FDA for the treatment of severe forms of epilepsy), our products are not intended to treat or cure any disease. We intend to utilize the nutritive aspects of CBD in our formulas to provide a more effective product. Please see our Risk Factors for a discussion of limits placed on claims made by businesses regarding the efficacy of CBD.

Defaults Upon Senior Securities

The Company has not paid the principal and interest due on 14 notes payable aggregating $503,807 at February 28, 2019. See Note 4 to the Consolidated Financial Statements.

Derivative Liabilities

The Company follows the provisions of FASB ASC Topic No. 815-40, “Derivatives and Hedging - Contracts in an Entity’s Own Stock”, for the embedded conversion options that were accounted for as derivative liabilities at the date of issuance and adjusted to fair value through earnings at each reporting date. In accordance with ASC 815, the Company has bifurcated the conversion feature of the convertible Debentures, along with any free-standing derivative instruments and recorded derivative liabilities on their issuance date. The Company uses the Black-Scholes model to value the derivative liabilities.

Regulation

Our business relies heavily on interpreting and complying with Federal Communication Commission rules and regulations as well as rules and regulations pertaining to direct-to-consumer sales, including but not limited to the processing and distribution of hemp-derived health and beauty products. Any changes to the laws, licensing schemes or the enforcement of the same could be detrimental to our business.

Employees

Our current staff is as follows:

Marc Angell – CEO

Jacquie Carter – President

Peter Marshall – On-Air Personality

Steve March-Torme – On-Air Personality

Les Brown, Jr. – On-Air Personality

Al Hardee – On-Air Personality

Legal Matters

As of April 1st, 2019, all legal matters were resolved or inexistent.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the unaudited financial statements and the notes thereto of the Company included in this Offering Circular. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

Overview

The Marquie Group, Inc. (“TMGI” or “The Company”) (TMGI: OTC)  was, prior to August 2018, The Music of Your Life, a multi-media entertainment company that produced live radio programming 24 hours a day, syndicated to AM, FM and HD terrestrial radio stations around the country. The network is also heard in more than 50 countries streaming over the Internet. Music of Your Life® has been on the air since 1978, making it the longest running syndicated music radio network in the world.

On August 16, 2018 (see Note 7), the Company merged with The Marquie Group, Inc. (“TMG”) in exchange for the issuance of a total of 40,000,002 shares of our common stock to TMG’s stockholders. Following the merger, the Company had 40,912,865 shares of common stock issued and outstanding. On December 5, 2018, the Company amended and restated its Articles of Incorporation providing for a change in the Company’s name from “Music of Your Life, Inc.” to “The Marquie Group, Inc.” On February 22, 2018 our FINRA symbol changed from “MYLI” to “TMGI.”

The Company is currently developing a direct-to-consumer, health and beauty products platform that use innovative formulations of plant-based, amino-acid and CBD alternatives to chemical ingredients with the objective of launching them over the Music of Your Life radio network using its three network advertising minutes per hour in order maximize net market return from the products.

We currently have enough cash on hand to sustain the costs of this offering and to continue with our existing business plan. We are dependent on capital raised through this offering to implement the business plan for our health and beauty products.

Results of Operations

The following is management’s discussion of the relevant items affecting results of operations for the nine months ended February 28, 2019 and 2018, results of operations for the years ended May 31, 2018 and 2017.

Revenues

The Company generated net revenues of $4,469 and $4,168 during the nine months ended February 28, 2019 and 2018, respectively. The Company generated net revenues of $5,745 during the year ended May 31, 2018 as compared to $4,252 for the year ended May 31, 2017. Revenues were generated from spot sales, digital sales and subscription-based sales from the live radio programming through radio stations around the country. Following the successful qualification of our offering, we will initiate the production, promotion, distribution, and sale of health and beauty products and our revenues will change as we move forward with our business plan

Cost of Sales

Our cost of sales were $-0- for the nine months ended February 28, 2019 and 2018. Our cost of sales was $-0- for both years ended May 31, 2018 and 2017. Historically, our costs of sales have consisted principally of licensing costs and royalties associated with our syndicated radio network, other related services provided directly or outsourced through our affiliates, as well as operational and staffing costs with respect thereto. Following the successful qualification of our offering, our business model will shift to incorporate our line of health and beauty products and our costs of sales will increase dramatically. Please refer to our Use of Proceeds for additional discussion of expenses associated with costs of sales.

Salaries and Consulting Fees

Accrued salaries and consulting fees were $239,000 (including stock-based compensation of $41,000) and $250,696 for the nine months ended February 28, 2019 and 2018, respectively. Accrued salaries and consulting expenses for the year ended May 31, 2018 were $318,196 as compared to $325,750 for the year ended May 31, 2017. During the year ended May 31, 2017, we issued 28,250 shares (as adjusted for the June 20, 2018 reverse stock split) of common stock to consultants during the period which resulted in $96,900 recorded as consulting expenses. We expect that salaries and consulting expenses that are cash instead of share-based, will increase as we add personnel to build our multi-media entertainment business and, following the successful qualification of our offering, salaries and consulting fees will increase dramatically as we expand our business and seek brand and technical consultants to help develop and market our health and beauty products.

Professional Fees

Professional fees were $60,773 and $54,121 for the nine months ended February 28, 2019 and 2018, respectively. Professional fees for the year ended May 31, 2018 were $71,772 as compared to $164,174 for the year ended May 31, 2017. We anticipate that professional fees will increase in future periods as we scale up our operations.

Other Selling, General and Administrative Expenses

Other selling, general and administrative expenses were $104,752 and $50,582 for the nine months ended February 28, 2019 and 2018, respectively. Other selling, general and administrative expenses were $97,048 for the year ended May 31, 2018 as compared to $178,715 for the year ended May 31, 2017. We anticipate that SG&A expenses will increase commensurate with an increase in our operations.

Expenses which comprise the costs of goods sold will include licensing agreements and royalties, as well as operational and staffing costs related to the management of the Company’s syndicated network. General and administrative expenses are comprised of administrative wages and benefits; occupancy and office expenses; outside legal, accounting and other professional fees; travel and other miscellaneous office and administrative expenses. Selling and marketing expenses include selling/marketing wages and benefits, advertising and promotional expenses, as well as travel and other miscellaneous related expenses.

Other Income (Expenses)

The Company had net other expenses of $3,334,359 for the nine months ended February 28, 2019 compared to net other income of $67,254 for the nine months ended February 28, 2018. During the nine months ended February 28, 2019 and 2018, the company recorded a loss on the change in the fair value of the derivative liability in the amount of $1,635,356 and $341,606, respectively. Other expenses incurred were comprised of interest expenses related to notes payable in the amount of $344,376 and $274,352, which included the amortization of debt discounts of $200,925 and $148,556, during the nine months ended February 28, 2019 and 2018, respectively. During the nine months ended February 28, 2019, the Company recorded a loss on the conversion of notes payable and accrued interest in the amount of $1,354,627 based on difference between the fair market value of the stock at issuance and the amount of notes payable and accrued interest converted.

The Company had net other expense of $144,393 for the year ended May 31, 2018 as compared to $632,006 for the year ended May 31, 2017. Other expenses were comprised mainly of interest expenses related to notes payable. For the year ended May 31, 2018 the company incurred $416,847 in interest expense which included the amortization of debt discounts in the amount of $187,103. The Company also recorded income from derivative liability of $272,454. For the year ended May 31, 2017, the company incurred interest expense of $463,699 and expense from derivative liability of $168,307.

Because we have incurred losses, income tax expenses are immaterial. No tax benefits have been booked related to operating loss carryforwards, given our uncertainty of being able to utilize such loss carryforwards in future years. We anticipate incurring additional losses during the coming year.

Operating Activities

For the nine months ended February 28, 2019 we used $302,209 of cash in operating activities, compared to $188,484 for the same period in 2018, respectively. Non-cash adjustments included $41,000 from stock-based compensation, $2,490 from depreciation of music inventory, expense of $1,635,356 from derivative liability, amortization of debt discounts of $202,925, and a totaling loss on conversion of notes payable and accrued interest totaling $1,354,627; compared to $-0- from stock-based compensation, $-0- from depreciation of music inventory, income of $341,606 from derivative liability, amortization of debt discounts of $148,556 and a totaling loss on conversion of notes payable and accrued interest totaling $-0- for the nine months ended February 28, 2018.

For the year ended May 31, 2018, we used we used $266,158 of cash in operating activities, compared to $446,300 for the same period in 2017, respectively. Non-cash adjustments included $-0- from stock-based compensation, $50,000 from a promissory issued for services, $7,374 from depreciation of music inventory, income of $272,454 from derivative liability, amortization of debt discounts of $187,103, accrued interest payable on notes payable totaling $201,744, and accrued consulting fees totaling $165,100; compared to $96,900 from stock-based compensation, $-0- from depreciation of music inventory, expense of $168,307 from derivative liability, amortization of debt discounts of $403,610 accrued interest payable on notes payable totaling $201,744, and accrued consulting fees totaling $109,750 for the year ended May 31, 2017.

Investing Activities

For the nine months ended February 28, 2019, we used $2,350 in investment activities, compared to $325 for the nine months ended February 29, 2018. These were directly related to trademark costs.

For the year ended May 31, 2018, we used $325 in investment activities, compared to $2,050 for the year ended May 31, 2017. These were directly related to trademark costs.

Financing Activities

For the nine months ended February 28, 2019 we received $432,395 from financing activities, consisting of $456,000 in proceeds from notes payable and $1,505 net proceeds from notes payable to a related party. In this same period there was $400,500 in initial derivative liability charged to debt discounts, $145,479 from conversion of debt and accrued interest into common stock, and $4,000 from common stock issued for merger between Music of Your Life and The Marquie Group.

For the nine months ended February 28, 2018, we received $184,375 from financing activities, consisting of $170,475 in proceeds from notes payable and $13,900 net proceeds from notes payable to a related party. In this same period there was $191,666 in initial derivative liability charged to debt discounts, $39,253 from conversion of debt and accrued interest into common stock, and $-0- from common stock issued for merger between Music of Your Life and The Marquie Group, as that transaction had not yet closed.

For the year ended May 31, 2018, we received $256,375 from financing activities, consisting of $242,975 in proceeds from notes payable and $12,900 net proceeds from notes payable to a related party. In this same period there was $264,166 in initial derivative liability charged to debt discounts, $54,653 from conversion of debt and accrued interest into common stock, and $50,000 for a Promissory Note issued for accrued consulting fees. For the year ended May 31, 2017, we received $434,250 from financing activities, consisting of $170,475 in proceeds from notes payable and $7,500 net proceeds from notes payable to a related party. In this same period there was $223,485 in initial derivative liability charged to debt discounts, $260,39 from conversion of debt and accrued interest into common stock, and $-0- for accrued consulting fees.

Unregistered Sales of Equity Securities and Use of Proceeds

For the nine months ended February 28, 2019 the Company issued an aggregate of 40,000,002 shares of common stock for the merger of The Marquie Group, Inc. See Note 7 in the notes to the financial statements.

During the nine months ended February 28, 2019, the Company issued an aggregate of 16,787,266 shares of common stock for the conversion of notes payable and accrued interest in the aggregate amount of $145,480

On October 16, 2018, the Company issued 2,000,000 shares of its common stock to the consulting firm entity discussed in Note 8 for services.

At February 28, 2019, there are no stock options or warrants outstanding.

With respect to the transactions noted above, each of the recipients of securities of the Company was an accredited investor, or is considered by the Company to be a “sophisticated person”, inasmuch as each of them has such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of receiving securities of the Company. No solicitation was made, and no underwriting discounts were given or paid in connection with these transactions. The Company believes that the issuance of its securities as described above was exempt from registration with the Securities and Exchange Commission pursuant to Section 4(2) of the Securities Act of 1933.

Liquidity and Capital Resources

As of February 28, 2019, our primary source of liquidity consisted of $127,841 in cash and cash equivalents. We hold our cash reserves in a major United States bank. Since inception, we have financed our operations through a combination of short and long-term loans, and through the private placement of our common stock.

We have sustained significant net losses which have resulted in negative working capital and an accumulated deficit at February 28, 2019 of $4,387,280 and $8,032,209, respectively, which raises doubt about our ability to continue as a going concern. We generated a net loss for the nine months ended February 28, 2019 of $3,734,415. Without additional revenues, working capital loans, or equity investment, there is substantial doubt as to our ability to continue operations.

We believe these conditions have resulted from the inherent risks associated with small public companies. Such risks include, but are not limited to, the ability to (i) generate revenues and sales of our products and services at levels sufficient to cover our costs and provide a return for investors, (ii) attract additional capital in order to finance growth, and (iii) successfully compete with other comparable companies having financial, production and marketing resources significantly greater than those of the Company.

We believe that our capital resources are insufficient for ongoing operations, with minimal current cash reserves, particularly given the resources necessary to expand our multi-media entertainment business. We will likely require considerable amounts of financing to make any significant advancement in our business strategy. There is presently no agreement in place that will guarantee financing for our Company, and we cannot assure you that we will be able to raise any additional funds, or that such funds will be available on acceptable terms. Funds raised through future equity financing will likely be substantially dilutive to current shareholders. Lack of additional funds will materially affect our Company and our business and may cause us to substantially curtail or even cease operations. Consequently, you could incur a loss of your entire investment in the Company.

12-Month Plan of Operation

The company’s 12-month plan is to move from research and development to sales. The company plans to become profitable within the first 12-months of product launch using a combination of direct to consumer sales on the company’s Music of Your Life nationwide radio network, by way of an established and extensive social media network, as well as using established celebrity influencer campaigns. The company is developing an affiliate referral program which would give 15% commission to select, non-salaried product users who promote our products and our brand lifestyle over social media.

Some of the Company’s 12-month benchmarks are as follows:

●	The company is negotiating a development agreement LaCore Nutraceuticals of Dallas, TX to manufacture tinctures and beauty drinks, which will include a pick-pack-and ship program.

●	The company will be utilizing the LaCore Payment Systems gateway for all CBD product payments. LaCore has been approved by various banks at the Federal level for payment processing. Please see our Risk Factors for payment processing issues facing businesses in the CBD space.

●	The company will be moving from a sample agreement to a manufacturing agreement with Cosmetic Developments Systems, Inc. of Newbury Park, CA

●	The company has finalized, and with be purchasing all packaging from The Packaging Company, of Long Beach, CA for delivery to both manufacturing facilities.

●	The company has finalized its logo and graphics and will be sourcing the cardboard packing manufacturer for delivery to the manufacturing facilities.

●	The company will continue to promote its “Ask Jacquie” campaign on the Music of Your Life radio network.

●	The company is currently producing a series of 60-second radio commercials to promote the new product line on the Music of Your Life network. The spots will begin airing in June 2019.

●	The company is currently interviewing various social media influencers for inclusion in a media push to coincide with the new product launch.

●	The company is currently interviewing various brand ambassadors to coincide with the product launch

●	The company is currently interviewing various persons to fill 2 sales positions.

●	The company is currently reviewing office space for its new corporate location.

Industry Overview

Fortified beauty drinks are a new concept, among a growing trend for ‘nutri-cosmetics’ – foods, drinks and supplements that provide beauty benefits from within. These benefits go above and beyond those you would obtain from just eating normal foods. Because many ingredients found in health and beauty products, from herbal supplements to amino acids, can be taken internally, we believe that fortified beverages are a unique and marketable way of developing our brand through a scalable product line that is accessible to consumers. We have compiled statistics from Global Data’s December 2016 TrendSights Analysis: Wellbeing which connect the ever-expanding market for well-being products with what they call the “functional food and beverage market,” which includes nutri-cosmetics.

(Source: Global Data. TrendSights Analysis: Wellbeing. https://www.globaldata.com/store/report/cs0020ts--trendsights-analysis-wellbeing/ )

Fortified beverages are a way for us to bring our products out of the health and beauty aisle, creating greater consumer awareness towards our brand while also introducing customers to the health and wellness formulas which would be found across our product line.

(Source: Global Data. TrendSights Analysis: Wellbeing. https://www.globaldata.com/store/report/cs0020ts--trendsights-analysis-wellbeing/ )

Because of the variety of options facing manufacturers and distributors in the beverage industry, we believe that this approach will give us broader opportunities to work towards developing economies of scale in our product lines.

Critical Accounting Policies and Estimates

Our financial statements and related public financial information are based on the application of generally accepted accounting principles in the United States (“GAAP”). GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenues and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 2 of our financial statements included in our May 31, 2018 Form 10-K. While all of these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause a material effect on our results of operations, financial position or liquidity for the periods presented in this report.

We recognize revenue on arrangements in accordance with FASB ASC No. 605, “Revenue Recognition”.  In all cases, revenue is recognized only when the price is fixed and determinable, persuasive evidence of an arrangement exists, the service is performed, and collectability of the resulting receivable is reasonably assured.

Use of estimates

The preparation of the unaudited financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates during the fiscal quarter ending November 30, 2018 and the year ended May 31, 2019 include the useful lives of website development cost, beneficial conversion of convertible notes payable, the valuation of derivative liabilities and the valuation of stock-based compensation.

Revenue recognition

The Company follows ASC 605-10 “Revenue Recognition” and recognizes revenue when all the conditions for revenue recognition are met: (i) persuasive evidence of an arrangement exists, (ii) collection of the fee is probable, (iii) the sales price is fixed and determinable and (iv) services have been rendered.

The Company reports its revenue at gross amounts in accordance with ASC 605-45 “Principal Agent Considerations” because it is responsible for fulfillment of the service, has substantial latitude in setting price, assumes the credit risk and it is responsible for the payment of all obligations incurred for legal and debt collection fees. The Company bears the credit risks if it does not collect the settlement fees and will be responsible to pay for fees including, but not limited to, court filing fees, collection fees, travel costs, deposition reporter, video, and transcript fees, expert fees and expenses, investigation costs, messenger and process service fees, computer-assisted legal research fees, document duplication and/or imaging expenses, electronic-data vendor fees, and any fees or costs that a court may order to pay to a party or third party.

General

The Company is currently headquartered in Las Vegas, Nevada.

MANAGEMENT

Directors of the corporation are elected by the stockholders to a term of one year and serve until a successor is elected and qualified. Officers of the corporation are appointed by the Board of Directors to a term of one year and serves until a successor is duly appointed and qualified, or until he or he is removed from office. The Board of Directors has no nominating, auditing or compensation committees. The Board of Directors also appointed our officers in accordance with the Bylaws of the Company, and per employment agreements negotiated between the Board of Directors and the respective officer. Currently, there are no such employment agreements. Officers listed herein are employed at the whim of the Directors and state employment law, where applicable.

The name, age, and position of our officer and director is set forth below:

Name	Age	First Year as a Director or officer	Office(s) held
Marc Angell	61	2012	Chief Executive Officer
Jacquie Carter	52	2016	President

The term of office of each director of the Company ends at the next annual meeting of the Company’s stockholders or when such director’s successor is elected and qualifies. No date for the next annual meeting of stockholders is specified in the Company’s bylaws or has been fixed by the Board of Directors. The term of office of each officer of the Company ends at the next annual meeting of the Company’s Board of Directors, expected to take place immediately after the next annual meeting of stockholders, or when such officer’s successor is elected and qualifies.

Directors are entitled to reimbursement for expenses in attending meetings but receive no other compensation for services as directors. Directors who are employees may receive compensation for services other than as director. No compensation has been paid to directors for services.

Jacquie Carter and Marc Angell are a married couple.

Biographical Information

Marc Angell, our Chief Executive Officer, has been CEO of the Company since November 2012. Mr. Angell acquired the well-known Music of Your Life trademark in 2008, and in November 2012, Angell formed Music of Your Life, Inc. as an entertainment company to capitalize on the growth and development of the Music of Your Life trademark and branding, including radio, TV, live concerts, and merchandising. Angell has entered into deals with Time-Life for music catalogs. Mr. Angell was a director of Wireless Village, Inc., a telecommunications solution provider, and Concierge Technologies, Inc. from June 2004 to January 2008. In 2000, Mr. Angell became the founder and President of Planet Halo, a wireless telecommunications company, until he sold it in May 2004 to the public company Concierge Technologies, Inc. (OTC:BB CNCG). In January 1990 Mr. Angell founded Angellcom, a supplier and distributor of one-way paging devices in the U.S. He remained its CEO until 1999. Mr. Angell conceptualized, designed and marketed both the one-way pagers for Angellcom and the Halo device for Planet Halo. During the 1990s, Mr. Angell was also involved in the land mobile radio business as a license holder and manager of 220MHz radio systems throughout the United States and Mexico. Mr. Angell was the first US citizen to be granted a wireless telecom license in Mexico. Mr. Angell decided in 2014 to take Music of Your Life, Inc. public in an effort to raise capital and merge his efforts with the emerging streaming radio opportunities. As Internet licensing fees grew, and the landscape of radio advertising changed rapidly, a decision was made to either partner, merge, or acquire a business that was in the health and beauty space, and perfect fit for the demographics of the Music of Your Life radio network market listener. In September 2018, Mr. Angell decided to do a reverse merger with The Marquie Group and raised the necessary capital to develop the beauty products for the company.

Jacquie Carter, our President and Founder, has been President of the Company since September 2018. She is the former Director of Worldwide Training & Education at Herbalife International, Inc., a role she has held since 2012. Prior to that she was a Director of Global Product Marketing. In her nearly 20 years of worldwide experience in the health and beauty industry at Herbalife International, she Launched over 60 new products and trained over one million representatives at regional events throughout 90 countries, traveling more than 3-million miles in her effort. She created a worldwide “Train the Trainers” program with ongoing educational opportunities for the global sales force and customers. This program utilized various communication channels including the company’s first live webinar trainings, on-line e-learning courses, and social media platforms. Before joining Herbalife in 1999, she was a Global Brand Manager for NAKI Electronics from 1996-1998. Mr. Carter holds a Bachelor of Arts from SUNY Oneonta and is a Certified Beauty Therapist from Stonebridge Academy, United Kingdom. Ms. Carter created the Marquie Group to raise capital and further develop a line of skin care products and beauty drinks.

Executive Compensation

As of the date of this Offering Circular, no executive compensation has been issued for all services rendered in all capacities to us for the period for the past 2 years.

On March 1, 2017, the Company executed a Consulting Agreement with the Company’s chief executive officer. The agreement provides for monthly compensation of $10,000 through December 31, 2020. The Company may terminate the agreement at any time without cause. For the nine months ended February 28, 2019 and 2018, consulting fees expensed under this Consulting Agreement were $90,000 and $90,000, respectively. At February 28, 2019 and May 31, 2018, accrued consulting fees under this Consulting Agreement were $104,800 and $71,800, respectively.

As of date no other bonus/stock/awards/options or other compensations have been issued.

Employees and Employment Agreements

Marc Angell (Director and Chief Executive Officer) and Jacquie Carter (President) are non-employee officers and/or directors of the Company, and none of them has an employment agreement with the Company.

The Company has no official employees. We currently have 4 on-air talent paid as part-time contractors, 1 part-time production person, an outside accountant, and an outside lawyer.

Facilities

We currently do not own any real property or offices. Our Company rents approximately 500 square feet of office space at 3225 McLeod Drive, Suite 100, Las Vegas, NV 89121, with a monthly lease of $1,500, and a recording studio with a monthly lease of $500.

General

The Company is currently headquartered in 3225 McLeod Drive, Suite 100, Las Vegas, NV 89121. The Company’s shares of Common Stock are publicly traded on the OTC Pinksheets under the symbol “TMGI”. The Company is fully reporting.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company merged with The Marquie Group, Inc. in 2018 in a reverse merger in August 2018. The Marquie Group, Inc., founded by Jacquie Carter, was founded in anticipation of the merger with the Company. Consideration of 40,000,002 shares of common stock was issued to the Company’s stockholders, includes Mr. Angell, our CEO, and Jacquie Carter, our President. Pursuant to ASC 805-50-30-5 relating to transactions between entities under common control, the intellectual property of TMG (and the issuance of the 40,000,002 shares of common stock) was recorded at $-0-, the historical cost of the property to TMG. OTC Markets listed the price of the stock at $0.032 on August 16, 2018. However, there was no significant volume in our common stock at the time of the merger.

There are no other related party transactions.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of each of our directors and executive officers, and each person known to us to beneficially own 5% or more of the outstanding shares of our common stock, and our executive officers and directors as a group, as of December 5, 2018. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Unless otherwise indicated, we believe that each beneficial owner set forth in the table has sole voting and investment power and has the same address as us. Our address is 3225 McLeod Drive, Suite 100, Las Vegas, NV 89103. As of July 16, 2019, we had 349,339,793 shares of common stock issued and outstanding and 200 shares of preferred stock outstanding. While each of our shares of common stock holds one vote, each share of our Series A Preferred Stock holds two million (2,000,000) votes. The following table describes the ownership of our voting securities (i) by each of our officers and directors, (ii) all of our officers and directors as a group, and (iii) each person known to us to own beneficially more than 5% of our common stock or any shares of our preferred stock.

Name	Shares of Stock Beneficially Owned	Percent of Class	Voting Rights	Total Voting %	% Voting Rights After Offering (Low Range)(1)	% Voting Percentage After Offering (High Range)(2)
Common Stock(3)
Jacquie Angell	—	—	—	—	—	—
Marc Angell	—	—	—	—	—	—
Angell Family Trust(4)	5,001	5.73%	5,001	1.15%	—	—%
All directors and executive officers as a group (1 person)	5,001	5.73%	5,001	1.15%	—	—%

Series A Preferred Stock
Jacquie Angell	—	—	—	—	—	—
Marc Angell	—	—	—	—	—	—
Angell Family Trust(4)	200	100%	1,397,359,172	81.15%	80.00%	80.00%

All directors and executive officers as a group (1 person)	200	100%	1,397,359,172	81.115%	80.00%	80.00%
Total Voting Rights of Beneficial Owners				81.15%	80.00%	80.00%

(1)	Based upon the sale of 1,333,333,333 shares of our Common Stock, or 100% of the Maximum Offering at our lower end of our price per share range ($0.0075) post reverse stock split.

(2)	Based upon the sale of 125,000,000 shares of our Common Stock, or 100% of our Maximum Offering at the higher end of our price per share range ($0.08) post stock split.

(3)	The chart assumes an effective reverse stock split of 1:400. A supplement to the Offering will be filed upon effectiveness of the reverse stock split. Given that the Angell Family Trust maintains super voting rights with its holdings of Series A Preferred stock, the total voting rights represented by management are deminimus.

(4)	The Trustee of the Angell Family Trust is Alexandria Angell of Thousand Oaks, CA.

DESCRIPTION OF CAPITAL

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to our articles of incorporation, as amended and our bylaws, as amended, which are included as exhibits to the registration statement of which this Offering Circular forms a part.

We are authorized to issue up to 10,000,000,000 shares of our Common Stock and 2,000,000 shares Preferred Stock, 200 of which are designated Series A Preferred, each at a par value of $0.0001 per share, respectively.

Common Stock

Voting

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the votes cast.  Cumulative voting for the election of directors is not permitted.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for payment, subject to the rights of holders, if any, of our preferred stock.  Any decision to pay dividends on our common stock will be at the discretion of our Board of Directors. Our Board of Directors may or may not determine to declare dividends in the future.  See “Dividend Policy.”  The Board’s determination to issue dividends will depend upon our profitability and financial condition, and other factors that our Board of Directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full all of our debts and after the holders of all outstanding preferred stock, if any, have received their liquidation preferences in full.

Series A Preferred

Voting

Each holder of our Series A Preferred is entitled to voting rights equal to four times the sum of (a) all shares of Common Stock issued and outstanding at time of voting, plus (b) the total number of votes of all other classes of preferred stock which are issued and outstanding at the time of voting, divided by (c) the number of shares of Series A Preferred Stock issued and outstanding at the time of voting

Dividends

None.

Liquidation Rights

None.

Conversion Rights

None.

Limitations on Liability and Indemnification of Officers and Directors

Florida law authorizes corporations to limit or eliminate (with a few exceptions) the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors.  Our articles of incorporation and bylaws include provisions that eliminate, to the extent allowable under Florida law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be.  Our articles of incorporation and bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent permitted by Florida law.  We are also expressly authorized to carry directors’ and officers’ insurance for our directors, officers, employees and agents for some liabilities.  We currently maintain directors’ and officers’ insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.  These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.  In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions in our articles of incorporation and bylaws.

There is currently no pending litigation or proceeding involving any of directors, officers or employees for which indemnification is sought.

Transfer Agent

The transfer agent for our common stock is Pacific Stock Transfer Company, 6725 Via Austi Pkwy #300, Las Vegas, NV 89119.

SHARE ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.  We are unable to estimate the number of shares of common stock that may be sold in the future.

Upon the completion of this offering, we will have 1,334,206,683 outstanding shares of common stock if we complete the maximum offering hereunder. All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 5% stockholders.

Rule 144

Shares of our common stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of shares of common stock then outstanding, which will equal about 13,342,067 shares if fully subscribed; or

●	the average weekly trading volume of the unrestricted common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

VALIDITY OF COMMON STOCK

The validity of the securities offered hereby will be passed upon by Eilers Law Group, P.A.

EXPERTS

None.

PART III EXHIBITS

EXHIBIT INDEX

	Description	Filed
2.1	Certificate of Incorporation*
2.2	Bylaws*
2.3	Articles of Amendment (Name Change)*
2.4	Articles of Amendment (State Par Value)*
2.5	Articles of Amendment (Address Change)*
2.6	Articles of Amendment (Officer/Director Change)	10/16/2008
2.7	Articles of Amendment (Add Director)	7/31/2009
2.8	Articles of Amendment (Add/Remove Director)	8/28/2009
2.9	Articles of Amendment (Reverse Stock Split)	6/10/2011
2.10	Articles of Amendment (Name Change)	7/19/2013
2.11	Amended and Restated Articles of Incorporation	2/18/2015
2.12	Articles of Amendment (Increase Number of Authorized)	7/27/2016
2.13	Amended and Restated Articles of Incorporation	10/03/2016
2.14	Amended and Restated Articles of Incorporation	11/09/2016
2.15	Articles of Amendment (Reverse Split)	5/25/2018
2.16	Amended and Restated Articles of Incorporation	1/02/2019
4.1	Form of Subscription Agreement	7/23/2019
7.1	Agreement and Plan of Merger	1/02/2019
11.1	Consent of Eilers Law Group, P.A. (Included in 12.1)**
11.2	Consent of the Auditor	8/09/2019
12.1	Opinion of Eilers Law Group, P.A. regarding legality of the securities covered in this Offering **

*	Filed with Form S-1 on June 26, 2008

**	Filed with Form 1-A on April 30, 2019

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Las Vegas, Nevada on this 16th day of August 2019.

By:	/s/ Marc Angell
Marc Angell,
Chief Executive Officer, Chief Financial and Accounting Officer, and Chairman
The Marquie Group, Inc.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

TABLE OF CONTENTS

PART I: FINANCIAL INFORMATION

Comparative Financial Statements for the Nine Months Ended February 28, 2019 and February 28, 2018	F-2 – F-13
Comparative Financial Statements (Audited) for the Years Ended May 1, 2018 and May 31, 2017	F-14 – F-28

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Consolidated Balance Sheets

	February 28,	May 31,
	2019	2018
	(Unaudited)

ASSETS

CURRENT ASSETS

Cash and cash equivalents	$127,841	$5
Loans receivable from related party	15,950	15,950

Total Current Assets	143,791	15,955

OTHER ASSETS

Music inventory	9,466	9,681
Trademark costs	10,015	7,665

Total Other Assets	19,481	17,346

TOTAL ASSETS	$163,272	$33,301

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES

Bank overdraft	$—	$517
Accounts payable	12,445	15,607
Accrued interest payable on notes payable	253,144	252,051
Accrued consulting fees	415,850	286,650
Notes payable	994,650	820,753
Notes payable to related parties	155,323	178,411
Derivative liability	2,699,659	653,803

Total Current Liabilities	4,531,071	2,207,792

TOTAL LIABILITIES	4,531,071	2,207,792

STOCKHOLDERS’ DEFICIT

Preferred Stock, $0.0001 par value; 20,000,000 shares authorized, 200 and 200 shares issued and outstanding	—	—
Common stock, $0.0001 par value; 10,000,000,000 shares authorized, 59,700,131 and 910,610 shares issued and outstanding, respectively	5,970	91
Common stock payable - 75 shares	8,460	8,460
Additional paid-in-capital	3,649,980	2,114,752
Accumulated deficit	(8,032,209)	(4,297,794)

Total Stockholders’ Deficit	(4,367,799)	(2,174,491)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$163,272	$33,301

The accompanying notes are an integral part of these financial statements

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	February 28,		February 28,
	2019	2018	2019	2018

NET REVENUES	$1,496	$931	$4,469	$4,168

OPERATING EXPENSES

Accrued salaries and Consulting fees (including stock-based compensation of $-0-, $-0-, $41,000, and $-0-, respectively)	71,500	113,000	239,000	250,696
Professional fees	20,578	14,752	60,773	54,121
Other selling, general and administrative	71,714	18,436	104,752	50,582

Total Operating Expenses	163,792	146,188	404,525	355,399

LOSS FROM OPERATIONS	(162,296)	(145,257)	(400,056)	(351,231)

OTHER INCOME (EXPENSES)

Income (expense) from derivative liability	(458,385)	(58,264)	(1,635,356)	341,606
Interest expense (including amortization of debt discounts of $112,355, $90,437, $200,925 and $148,556, respectively)	(211,592)	(166,987)	(344,376)	(274,352)
Loss on conversion of notes payable and accrued interest	(1,053,012)	—	(1,354,627)	—

Total Other Income (Expenses)	(1,722,989)	(225,251)	(3,334,359)	67,254

LOSS BEFORE INCOME TAXES	(1,885,285)	(370,508)	(3,734,415)	(283,977)

INCOME TAX EXPENSE	—	—	—	—

NET LOSS	$(1,885,285)	$(370,508)	$(3,734,415)	$(283,977)

BASIC AND DILUTED:
Net loss per common share	$(0.04)	$(0.49)	$(0.11)	$(0.41)

Weighted average shares outstanding	52,250,028	762,319	34,603,973	700,918

The accompanying notes are an integral part of these financial statements

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended
	February 28,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(3,734,415)	$(283,977)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Promissory note issued for services		50,000
Stock-based compensation	41,000	—
Depreciation of music inventory	2,490	—
Expense (Income) from derivative liability	1,635,356	(341,606)
Amortization of debt discounts	200,925	148,556
Non-cash interest expense	—	20,000
Loss on conversion of notes payable and accrued interest	1,354,627	—
Changes in operating assets and liabilities:
Music inventory	(2,275)	(2,568)
Accounts payable	(3,162)	(485)
Accrued interest payable on notes payable	74,045	97,796
Accrued consulting fees	129,200	123,800

Net Cash Used by Operating Activities	(302,209)	(188,484)

CASH FLOWS FROM INVESTING ACTIVITIES:

Trademark costs	(2,350)	(325)

Net Cash Used by Investing Activities	(2,350)	(325)

CASH FLOWS FROM FINANCING ACTIVITIES:

Bank overdraft	(517)	—
Proceeds from notes payable	456,000	170,475
Net proceeds from notes payable to related parties	1,505	13,900
Payments on notes payable to related parties	(24,593)	—

Net Cash Provided by Financing Activities	432,395	184,375

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	127,836	(4,434)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	5	10,113

CASH AND CASH EQUIVALENTS, END OF PERIOD	$127,841	$5,679

SUPPLEMENTAL CASH FLOW INFORMATION

Cash Payments For:
Interest	$—	$—
Income taxes	$—	$—

Non-cash investing and financing activities:
Initial derivative liability charged to debt discounts	$400,500	$191,666
Conversion of debt and accrued interest into common stock	$145,479	$39,253
Common stock issued for merger with The Marquie Group, Inc.	$4,000	$—
Promissory note issued for accrued consulting fees	$—	$50,000

The accompanying notes are an integral part of these financial statements

The Marquie Group, Inc .

(Formerly Music of Your Life, Inc.)

Notes to Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

Basis of Presentation

The accompanying unaudited financial statements are presented in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary in order to make the financial statements not misleading, have been included. Operating results for the nine months ended February 28, 2019 are not necessarily indicative of results that may be expected for the year ending May 31, 2019.

Organization

Music of Your Life, Inc. (hereafter, “we”, “our”, “us”, “MYL”, or the “Company”) was incorporated on January 30, 2008, in the State of Florida, as ZhongSen International Tea Company, with the principal business objective of providing sales and marketing consulting services to small to medium sized Chinese tea producing companies who wish to export and distribute high quality Chinese tea products worldwide. The Company commenced business activities in August 2008, when it entered into a related party Sales and Marketing Agreement with Yunnan Zhongsen Group, Ltd. However, due to lack of capital, the Company was unable to implement its business plan fully. On May 31, 2013, the Company entered into a merger agreement (the “Merger”) with Music of Your Life, Inc., a Nevada corporation (“MYL Nevada”). As a result of the Merger, MYL Nevada is a wholly-owned subsidiary of the Company, and the Company is now operating a multi-media entertainment company, producing television shows and radio programming. The Company changed its name to Music of Your Life, Inc. effective July 26, 2013.

Reverse Stock Split

Effective June 20, 2018, the Company effectuated a 1 share for 4,000 shares reverse stock split which reduced the issued and outstanding shares of common stock from 3,642,441,577 shares to 912,863 shares. The accompanying financial statements have been retroactively adjusted to reflect this reverse stock split.

Acquisition of The Marquie Group, Inc.

On August 16, 2018 (see Note 7), the Company merged with The Marquie Group, Inc. (“TMG”) in exchange for the issuance of a total of 40,000,002 shares of our common stock to TMG’s stockholders. Following the merger, the Company had 40,912,865 shares of common stock issued and outstanding. On December 5, 2018, the Company amended and restated its Articles of Incorporation providing for a change in the Company’s name from “Music of Your Life, Inc.” to “The Marquie Group, Inc.”

NOTE 2 - LOANS RECEIVABLE – RELATED PARTY

During the year ended May 31, 2013, the Company loaned $174,950 to the Company’s current chief executive in anticipation of the merger agreement described in Note 1. The loans are non-interest bearing and due on demand. Effective May 31, 2015, the Company agreed to waive collection of $100,000 of the remaining $115,950 loans receivable balance in exchange for the chief executive officer’s agreement to waive payment of the $100,000 accrued consulting fees balance due him at May 31, 2015 (see Note 8). As of February 28, 2019, the balance due on this loan was $15,950.

NOTE 3 - MUSIC INVENTORY

Music inventory consisted of the following:

	February 28, 2019	May 31, 2018
Digital music acquired for use in operations – at cost	$19,330	$17,055
Accumulated depreciation	(9,864)	(7,374)
Music inventory – net	$9,466	$9,681

The Company purchases digital music to broadcast over the radio and internet. During the nine months ended February 28, 2019, the Company purchased $2,275 worth of music inventory. For the nine months ended February 28, 2019 and 2018, depreciation of music inventory was $1,638 and $-0-, respectively.

NOTE 4 - NOTES PAYABLE

Notes payable consisted of the following:

	February 28, 2019	May 31, 2018
Notes payable to an entity, non-interest bearing, due on demand, unsecured	$45,500	$—
Note payable to an individual, due on May 22, 2015, in default (B)	25,000	25,000
Note payable to an entity, non interest bearing, due on February 1, 2016, in default (D)	50,000	50,000
Note payable to a family trust, stated interest of $2,500, due on October 31, 2015, in default (E)	7,000	7,000
Note payable to a corporation, stated interest of $5,000, due on October 21, 2015, in default (G)	50,000	50,000
Note payable to a corporation, stated interest of $5,000, due on November 6, 2015, in default (H)	50,000	50,000
Note payable to an individual, stated interest of $2,500, due on December 20, 2015, in default (I)	25,000	25,000
Convertible note payable to an entity, interest at 12%, due on December 29, 2016, in default (M)	40,000	40,000
Note payable to a family trust, interest at 10%, due on November 30, 2016, in default (P)	25,000	25,000
Convertible note payable to an entity, interest at 10%, due on March 17, 2017, in default (Q)	19,586	33,686
Convertible note payable to an entity, interest at 10%, due on April 1, 2017, in default (R)	21,250	46,250
Convertible note payable to an entity, interest at 10%, due on June 13, 2017, in default (S)	40,750	40,750
Convertible note payable to an entity, interest at 12%, due on August 16, 2017, in default (T)	5,890	36,900
Convertible note payable to an entity, interest at 12%, due on October 31, 2017, in default (U)	44,331	46,750
Convertible note payable to an individual, interest at 10%, due on demand (V)	46,890	46,890
Convertible note payable to an individual, interest at 8%, due on demand (W)	29,000	29,000
Convertible note payable to an individual, interest at 8%, due on demand (X)	21,500	21,500
Convertible note payable to an entity, interest at 10%, due on demand (Y)	8,600	8,600
Convertible note payable to an entity, interest at 12%, due on March 16, 2018, in default (Z)	37,000	37,000
Convertible note payable to an entity, interest at 10%, due on January 11, 2019, in default – net of discount of $-0- and $54,247, respectively (AA)	88,000	33,753
Convertible note payable to an entity, interest at 10%, due on demand (CC)	50,000	50,000
Convertible note payable to an entity, interest at 10%, due on March 5, 2019 – net of discount of $479 and $26,658, respectively (DD)	34,521	8,342
Convertible note payable to an entity, interest at 10%, due on April 4, 2019 – net of discount of $3.596 and $31,644, respectively (EE)	33,903	5,856
Convertible note payable to an entity, interest at 10%, due on September 18, 2019 – net of discount of $12,452 and $-0-, respectively (FF)	10,048	—
Convertible note payable to an entity, interest at 10%, due on September 18, 2019 – net of discount of $9,962 and $-0-, respectively (GG)	8,037	—
Convertible note payable to an entity, interest at 10%, due on September 19, 2019 – net of discount of $148,175 and $-0-, respectively (HH)	51,825	—
Convertible note payable to an entity, interest at 10%, due on August 4, 2019 – net of discount of $147,459 and $-0-, respectively (II)	22,541	—
Notes payable to individuals, non-interest bearing, due on demand	103,475	103,476
Total Notes Payable	994,650	820,753
Less: Current Portion	(994,650)	(820,753)
Long-Term Notes Payable	$—	$—

(B) On April 22, 2015, the Company issued a $25,000 Promissory Note, non-interest bearing (interest at 24% per annum after May 22, 2015), due at maturity on May 22, 2015. The Company also agreed to issue 500,000 shares of common stock, valued at $50,000 on April 22, 2015, as part of the note agreement. The proceeds of the note were allocated between the principal and the market value of the stock resulting in the Company recording a discount on the debt of $16,667. This amount was amortized over the 30 days life of the promissory note.

(D) On July 24, 2015, the Company issued a $50,000 Promissory Note to Kodiak Capital Group, LLC (“Kodiak”) for services rendered in association with the Equity Purchase Agreement (See Note 8). As amended and restated January 4, 2016, the note is non-interest bearing and was due on February 1, 2016.

(E) On July 31, 2015, the Company issued a $25,000 Promissory Note with a stated interest amount of $2,500 due at maturity on October 31, 2015. The Company also issued 1,000,000 shares of common stock, valued at $38,000, as part of the note agreement. The proceeds of the note were allocated between the principal and the market value of the stock resulting in the Company recording a discount on the debt of $15,079. This amount was amortized over the 90 days life of the promissory note.

(G) On August 6, 2015, the Company issued a $50,000 Promissory Note with a stated interest amount of $5,000 due at maturity on October 21, 2015. The Company also agreed to issue 2,000,000 shares of common stock, valued at $76,000, as part of the note agreement. The proceeds of the note were allocated between the principal and the market value of the stock resulting in the Company recording a discount on the debt of $30,159. This amount was amortized over the 75 days life of the promissory note.

(H) On August 21, 2015, the Company issued a $50,000 Promissory Note with a stated interest amount of $5,000 due at maturity on November 6, 2015. The Company also agreed to issue 2,000,000 shares of common stock, valued at $60,000, as part of the note agreement. The proceeds of the note were allocated between the principal and the market value of the stock resulting in the Company recording a discount on the debt of $27,273. This amount was amortized over the 75 days life of the promissory note.

(I) On September 21, 2015, the Company issued a $25,000 Promissory Note with a stated interest amount of $2,500 due at maturity on December 20, 2015. The Company also agreed to issue 1,000,000 shares of common stock, valued at $30,000, as part of the note agreement. The proceeds of the note were allocated between the principal and the market value of the stock resulting in the Company recording a discount on the debt of $13,636. This amount was amortized over the 90 days life of the promissory note. In the event that all principal and interest are not paid to the lender by January 20, 2016, the Company is obligated to issue another 1,000,000 shares of common stock to the lender and for interest to accrue at a rate of 24% per annum commencing on January 21, 2016.

(M) On December 29, 2015, the Company issued a $20,000 Convertible Promissory Note to a lender for net loan proceeds of $15,000. The note bears interest at a rate of 12% per annum, is due on December 29, 2016, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest closing bid price during the 30 Trading Day period prior to the Conversion Date. See Note 6 (Derivative Liability).

(P) On June 3, 2016, the Company issued a $25,000 Promissory Note. The note bears interest at a rate of 10% per annum and was due on November 30, 2016.

(Q) On June 17, 2016, the Company issued a $50,750 Convertible Promissory Note to a lender for net loan proceeds of $44,000. The note bears interest at a rate of 10% per annum (24% per annum default rate), was due on March 17, 2017, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 55% of the lowest Trading Price during the 25 Trading Day period prior to the Conversion Date. See Note 6 (Derivative Liability).

(R) On July 21, 2016, the Company issued a $56,250 Convertible Promissory Note to a lender for net loan proceeds of $50,000. The note bears interest at a rate of 10% per annum (24% per annum default rate), was due on April 21, 2017, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to $2.00 per share.

(S) On September 13, 2016, the Company issued a $40,750 Convertible Promissory Note to a lender for net loan proceeds of $35,000. The note bears interest at a rate of 10% per annum (24% per annum default rate), was due on June 13, 2017, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to $2.00 per share.

(T) On November 16, 2016, the Company issued a $47,000 Convertible Promissory Note to a lender for net loan proceeds of $40,000. The note bears interest at a rate of 12% per annum (24% per annum default rate), was due on August 16, 2017, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest Trading Price during the 25 Trading Day period prior to the Conversion Date. See Note 6 (Derivative Liability).

(U) On January 31, 2017, the Company issued a $46,750 Convertible Promissory Note to a lender for net loan proceeds of $40,000. The note bears interest at a rate of 12% per annum (24% per annum default rate), was due on October 31, 2017, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest Trading Price during the 25 Trading Day period prior to the Conversion Date. See Note 6 (Derivative Liability).

(V) On May 3, 2017, the Company issued a $72,750 Convertible Promissory Note to a lender as a replacement for the principal and interest due on an earlier promissory note. The note bears interest at a rate of 10% per annum, is due on demand, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to $0.5172 per share.

(W) On April 5, 2017, the Company issued a $35,000 Convertible Promissory Note to a lender as a replacement for the principal and interest due on an earlier promissory note. The note bears interest at a rate of 8% per annum, is due on demand, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 40% of the lowest Trading Price during the 5 Trading Day period prior to the Conversion Date. See Note 6 (Derivative Liability).

(X) On April 5, 2017, the Company issued a $27,500 Convertible Promissory Note to a lender as a replacement for the principal and interest due on an earlier promissory note. The note bears interest at a rate of 8% per annum, is due on demand, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 40% of the lowest Trading Price during the 5 Trading Day period prior to the Conversion Date. See Note 6 (Derivative Liability).

(Y) On March 1, 2017, the Company issued a $8,600 Convertible Promissory Note to a vendor of the Company to convert certain accounts payable due to the vendor. The note bears interest at a rate of 10% per annum, is due on demand, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to the higher of $0.16 per share or 60% of the lowest Trading Price during the 5 Trading Day period prior to the Conversion Date.

(Z) On June 16, 2017, the Company issued a $37,000 Convertible Promissory Note to a lender for net loan proceeds of $31,000. The note bears interest at a rate of 12% per annum (24% per annum default rate), was due on March 16, 2018, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest Trading Price during the 25 Trading Day period prior to the Conversion Date. See Note 6 (Derivative Liability).

(AA) On January 11, 2018, the Company issued a $500,000 Convertible Promissory Note to a lender. During the quarter ended February 28, 2018, the Company borrowed $88,000 (of the $500,000), and received net loan proceeds of $75,000. The note bears interest at a rate of 10% per annum and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest Trading Price during the 15 Trading Day period prior to the Conversion Date. See Note 6 (Derivative Liability). The maturity date for each tranche funded is twelve months from the effective date of each payment.

(CC) On December 1, 2017, the Company issued a $50,000 Convertible Promissory Note to a vendor in settlement of certain accrued consulting fees of $50,000. The note bears interest at a rate of 10% per annum, is due on demand, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 60% of the lowest Trading Price during the 20 Trading Day period prior to the Conversion Date. See Note 6 (Derivative Liability).

(DD) On March 5, 2018, the Company issued a $35,000 Convertible Promissory Note to a lender for net loan proceeds of $33,000. The note bears interest at a rate of 10% per annum, is due on March 5, 2019, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest Trading Price during the 20 Trading Day period prior to the Conversion Date. See Note 6 (Derivative Liability).

(EE) On April 4, 2018, the Company issued a $37,500 Convertible Promissory Note to a lender for net loan proceeds of $35,500. The note bears interest at a rate of 10% per annum, is due on April 4, 2019, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest Trading Price during the 20 Trading Day period prior to the Conversion Date. See Note 6 (Derivative Liability).

(FF) On September 18, 2018, the Company issued a $22,500 Convertible Promissory Note to a lender for net loan proceeds of $17,500. The note bears interest at a rate of 10% per annum, is due on September 18, 2019, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest Trading Price during the 20 Trading Day period prior to the Conversion Date. See Note 6 (Derivative Liability).

(GG) On September 18, 2018, the Company issued a $18,000 Convertible Promissory Note to a lender for net loan proceeds of $14,000. The note bears interest at a rate of 10% per annum, is due on September 18, 2019, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest Trading Price during the 20 Trading Day period prior to the Conversion Date. See Note 6 (Derivative Liability).

(HH) On December 19, 2018, the Company issued a $200,000 Convertible Promissory Note to a lender for net loan proceeds of $169,000. The note bears interest at a rate of 10% per annum, is due on September 19, 2019, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest Trading Price during the 25 Trading Day period prior to the Conversion Date. See Note 6 (Derivative Liability).

(II) On February 4, 2019, the Company issued a $170,000 Convertible Promissory Note to a lender for net loan proceeds of $149,955. The note bears interest at a rate of 10% per annum, is due on August 4, 2019, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest Trading Price during the 25 Trading Day period prior to the Conversion Date. See Note 6 (Derivative Liability).

NOTE 5 - NOTES PAYABLE – RELATED PARTIES

Notes payable – related parties consisted of the following:

	February 28, 2019	May 31, 2018
Note payable to wife of Company’s chief executive officer, non-interest bearing, due on demand, unsecured	$—	$23,088
Note payable to Company law firm (and owner of 10,000,000 shares of common stock since August 16, 2018), non-interest bearing, due on demand, unsecured	2,073	2,073
Notes payable to The OZ Corporation (owner of 10,000,000 shares of common stock since August 16, 2018), non-interest bearing, due on demand, unsecured	103,250	103,250
Convertible note payable to John D. Thomas P.C. (Company law firm and owner of 10,000,000 shares of common stock since August 16, 2018), interest at 10%, due on demand, convertible at the option of the lender into shares of Company common stock equal to 60% of the lowest Trading Price during the 20 Trading Day period prior to the Conversion Date. See Note 6 (Derivative Liability)	50,000	50,000
Total Notes Payable	155,323	178,411
Less: Current Portion	(155,323)	(178,411)
Long-Term Notes Payable	$—	$—

In the three months ended February 28, 2019, the Company paid the wife of the Company’s Chief Executive Officer a total of $50,000 for repayment of the note payable due her ($24,593) and agreed interest expense ($25,407).

NOTE 6 - DERIVATIVE LIABILITY

The derivative liability at February 28, 2019 and May 31, 2018 consisted of:

	February 28, 2019		May 31, 2018
	Face Value	Derivative Liability	Face Value	Derivative Liability
Convertible note payable issued December 29, 2015, due December 29, 2016 (M)	$40,000	$105,455	$40,000	$40,000
Convertible note payable issued June 17, 2016, due March 17, 2017 (Q)	19,586	44,999	33,686	27,561
Convertible note payable issued November 16, 2016, due August 16, 2017 (T)	5,890	15,529	36,900	47,000
Convertible note payable issued January 31, 2017, due October 31, 2017 (U)	44,331	116,874	46,750	46,750
Convertible note payable issued April 5, 2017, due on demand (W)	29,000	102,818	29,000	43,500
Convertible note payable issued April 5, 2017, due on demand (X)	21,500	76,227	21,500	32,250
Convertible note payable issued June 16, 2017, due on March 16, 2018 (Z)	37,000	97,545	37,000	37,000
Convertible note payable issued January 11, 2018 (AA)	88,000	232,000	88,000	171,204
Convertible note payable issued December 1, 2017, due on demand (BB)	50,000	101,515	50,000	33,333
Convertible note payable issued December 1, 2017, due on demand (CC)	50,000	101,515	50,000	33,333
Convertible note payable issued March 5, 2018, due on March 5, 2019 (DD)	35,000	94,182	35,000	68,915
Convertible note payable issued April 4, 2018, due on April 4, 2019 (EE)	37,500	121,364	37,500	72,957
Convertible note payable issued September 18, 2018, due on September 18, 2019 (FF)	22,500	81,818	—	—
Convertible note payable issued September 18, 2018, due on September 18, 2019 (GG)	18,000	65,455	—	—
Convertible note payable issued December 19, 2018, due on September 19, 2019 (HH)	200,000	727,273	—	—
Convertible note payable issued February 4, 2019, due on August 4, 2019 (II)	170,000	615,090	—	—
Totals	$860,807	$2,699,659	$505,336	$653,803

The above convertible notes contain a variable conversion feature based on the future trading price of the Company common stock. Therefore, the number of shares of common stock issuable upon conversion of the notes is indeterminate. Accordingly, we have recorded the fair value of the embedded conversion features as a derivative liability at the respective issuance dates of the notes and charged the applicable amounts to debt discounts and the remainder to other expense. The increase (decrease) in the fair value of the derivative liability from the respective issuance dates of the notes to the measurement dates is charged (credited) to other expense (income). The fair value of the derivative liability of the notes is measured at the respective issuance dates and quarterly thereafter using the Black Scholes option pricing model.

Assumptions used for the calculations of the derivative liability of the notes at February 28, 2019 include (1) stock price of $0.085 per share, (2) exercise prices ranging from $0.0103 to $0.0262 per share, (3) terms ranging from -0- days to 292 days, (4) expected volatility of 756% and (5) risk free interest rates ranging from 2.31% to 2.58%.

Assumptions used for the calculations of the derivative liability of the notes at May 31, 2018 include (1) stock price of $0.0001 per share ($0.40 per share adjusted for the June 20, 2018 1 share for 4,000 shares reverse stock split, (2) exercise prices ranging from $0.00004 to $0.00006 per share ($0.16 to $0.24 per share adjusted for the June 20, 2018 1 share for 4,000 shares reverse stock split, (3) terms ranging from 0 days to 278 days, (4) expected volatility of 527% and (5) risk free interest rates ranging from 1.76% to 2.23%.

NOTE 7 - EQUITY TRANSACTIONS

On October 3, 2016, the Company amended its Articles of Incorporation to increase the number of authorized shares of common stock from 500,000,000 to 2,000,000,000 shares and to change the par value of both the common stock and preferred stock from $0.001 per share to $0.0001 per share.

On November 9, 2016, the Company amended its Articles of Incorporation to increase the number of authorized shares of common stock from 2,000,000,000 to 10,000,000,000 shares and to amend the voting rights for the Series A Preferred Stock. As amended, each share of Series A Preferred Stock shall have voting rights equal to four times the sum of (a) all shares of Common Stock issued and outstanding at the time of voting; plus (b) the total number of votes of all other classes of preferred stock which are issued and outstanding at the time of voting; divided by (c) the number of shares of Series A Preferred Stock issued and outstanding at the time of voting. The Series A Preferred Stock has no conversion, liquidation, or dividend rights.

During the year ended May 31, 2018, the Company issued an aggregate of 278,818 shares (as adjusted for the June 20, 2018 reverse stock split) of common stock for the conversion of notes payable and interest in the aggregate amount of $54,653.

During the year ended May 31, 2018, the Company issued 29,500 shares (as adjusted for the June 20, 2018 reverse stock split) of common stock for cash in the amount of $500.

On August 16, 2018, the Company entered into a Merger Agreement by and among the Company, and The Marquie Group, Inc., a Utah Corporation (“TMG”), pursuant to with the Company merged with TMG. The Company is the surviving corporation. Each shareholder of TMG received one (1) share of common stock of the Company for every one (1) share of TMG common stock held as of August 16, 2018. In accordance with the terms of the merger agreement, all of the shares of TMG held by TMG shareholders were cancelled, and 40,000,002 shares of common stock of the Company were issued to the TMG shareholders.

TMG was incorporated on August 3, 2018. The merger provides the Company with certain registered trademarks and intellectual property of TMG with respect to health, beauty, and social networking products. The three stockholders of TMG prior to the merger who received the 40,000,002 shares are (1) Marc Angell (CEO of the Company) and Jacquie Angell (20,000,002 shares), (2) The OZ Corporation (holder of $103,250 of Company notes payable at May 31, 2018 and February 28, 2019) (10,000,000 shares), and (3) John Thomas P.C. (Company law firm and holder of $52,073 of Company notes payable at May 31, 2018 and February 28, 2019) (10,000,000 shares). Pursuant to ASC 805-50-30-5 relating to transactions between entities under common control, the intellectual property of TMG (and the issuance of the 40,000,002 shares of common stock) was recorded at $-0-, the historical cost of the property to TMG.

During the nine months ended February 28, 2019, the Company issued an aggregate of 16,787,266 shares of common stock for the conversion of notes payable and accrued interest in the aggregate amount of $145,480. We incurred a loss on the conversion of notes payable and accrued interest of $1,354,627, which represents the excess of the $1,500,106 fair value of the 16,787,266 shares at the dates of conversion over the $145,479 amount of debt satisfied.

On October 16, 2018, the Company issued 2,000,000 shares of its common stock to the consulting firm entity discussed in Note 8. The $41,000 estimated fair value of the 2,000,000 shares (based on the $0.0205 closing price of our common stock on October 16, 2018) has been expensed and included in “Salaries and Consulting Fees” in the nine months ended February 28, 2019.

At February 28, 2019, there are no stock options or warrants outstanding.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Service Agreements

On November 5, 2012, the Company executed a General Services Agreement with the Company’s chief executive officer. The agreement provided for monthly compensation of $10,000 and was to remain in full force and effect until either party provided 30 days’ notice of termination to the other party. Effective May 31, 2015, the chief executive officer agreed to waive payment of the $100,000 accrued consulting fees balance due him at May 31, 2015 in exchange for the Company’s agreement to waive collection of $100,000 of the remaining $115,950 loans receivable balance due from the chief executive officer at May 31, 2015 before this transaction (see Note 2). On May 31, 2015, this agreement was terminated.

On March 1, 2017, the Company executed a Consulting Agreement with the Company’s chief executive officer. The agreement provides for monthly compensation of $10,000 through December 31, 2020. The Company may terminate the agreement at any time without cause. For the nine months ended February 28, 2019 and 2018, consulting fees expensed under this Consulting Agreement were $90,000 and $90,000, respectively. At February 28, 2019 and May 31, 2018, accrued consulting fees under this Consulting Agreement were $104,800 and $71,800, respectively.

On November 15, 2012 and June 3, 2013, the Company executed General Services Agreements with two other service providers. The agreements provided for monthly compensation of $1,000 and $500, respectively, and were to remain in full force and effect until either party provided 90 days and 30 days, respectively, notice of termination to the other party. Effective September 1, 2015, these two agreements were replaced by Consulting Agreements to provide for monthly compensation of $5,000 to each of the two service providers. The term of the agreements is from September 1, 2015 to December 31, 2016 and thereafter on a month-to-month basis. The Company may terminate both of these Consulting Agreements at any time without cause. For the nine months ended February 28, 2019 and 2017, consulting fees expensed under these 2 Consulting Agreements totaled $90,000 and $90,000, respectively. At February 28, 2019 and May 31, 2018, accrued consulting fees under these 2 Consulting Agreements were $266,050 and $181,850, respectively.

Effective September 1, 2015, the Company entered into a Consulting Agreement with another service provider. The agreement provides for monthly compensation of $1,000 for a term from September 1, 2015 to December 31, 2016 and thereafter on a month-to-month basis. The Company may terminate this Consulting Agreement at any time without cause. For the nine months ended February 28, 2019 and 2017, consulting fees expensed under this Consulting Agreement totaled $9,000 and $9,000, respectively. At February 28, 2019 and May 31, 2018, accrued consulting fees under this Consulting Agreement was $42,000 and $33,000, respectively.

Effective January 1, 2019, the Company entered into Consulting Agreements with two other service providers. The agreements provide for monthly compensation of $1,000 and $500, respectively, on a month-to-month basis. The Company may terminate both of these Consulting Agreements at any time without cause. For the nine months ended February 28, 2019 and 2017, consulting fees expensed under these Consulting Agreements totaled $3,000 and $-0-, respectively. At February 28, 2019 and May 31, 2018, accrued consulting fees under these Consulting Agreements was $3,000 and $-0-, respectively.

Corporate Consulting Agreement

On March 14, 2018, the Company executed a Corporate Consulting Agreement (the “Agreement”) with a consulting firm entity (the “Consultant”). The Agreement provided for the Consultant to perform certain investor relations and other services for the Company. The term of the Agreement was 4 months but the Agreement provided that the Company could terminate the Agreement for any reason at any time upon 5 days written prior notice. The Agreement provided for 8 payments of cash fees totaling $240,000 to be paid to the Consultant over 4 months.

On April 1, 2018, the Company notified the Consultant that the Agreement was terminated. A total of $25,000 was paid to the Consultant in March 2018 which was expensed and included in “Salaries and Consulting Fees” in the Consolidated Statement of Operations for the year ended May 31, 2018. No other amounts were accrued at May 31, 2018.

On October 16, 2018 (see Note 7), the Company issued 2,000,000 shares of its common stock to the Consultant. On October 26, 2018, the Consultant advised the Company that it had not been notified that the Agreement was terminated on April 1, 2018 and that the Company is in default of the Agreement.

NOTE 9 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. At February 28, 2019, the Company had negative working capital of $2,497,534 and an accumulated deficit of $5,088,599. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

To date the Company has funded its operations through a combination of loans and sales of common stock. The Company anticipates another net loss for the fiscal year ended May 31, 2019 and with the expected cash requirements for the coming year, there is substantial doubt as to the Company’s ability to continue operations.

The Company is attempting to improve these conditions by way of financial assistance through issuances of notes payable and additional equity and by generating revenues through sales of products and services.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 10 - SUBSEQUENT EVENTS

From March 1, 2019 to May 31, 2019, the Company issued a total of 86,436,588 shares of its common stock for the conversion of notes payable and accrued interest in the aggregate amount of $137,262. The $369,204 excess of the $506,466 fair value of the 86,436,588 shares at the dates of conversion over the $137,262 of debt satisfied will be charged to “Loss on conversion of notes payable and accrued interest” in the three months ended May 31, 2019.

On March 4, 2019, the Company received $67,500 from EMA Financial, LLC as net loan proceeds of a $75,000 10% convertible note due November 13, 2019. The default interest rate on the note is 24%. The note is convertible at the option of the lender into shares of the Company common stock at a conversion price equal to the lower of (i) the closing sale price on the trading day immediately preceding the issue date and (ii) 50% of either the lowest sale price during the 20 trading days including and immediately preceding the conversion date, or the closing bid price, whichever is lower.

From June 1, 2019 to August 8, 2019, the Company issued 277,502,693 shares of its common stock for the conversion of notes payable and accrued interest.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Music of Your Life, Inc.

Opinion on the Financial Statements

I have audited the accompanying consolidated balance sheets of Music of Your Life, Inc. (the “Company”) as of May 31, 2018 and 2017 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In my opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Music of Your Life, Inc. as of May 31, 2018 and 2017 and the results of their operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

Explanatory Paragraph – Going Concern

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the financial statements, the Company’s present financial situation raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 11. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on the Company’s financial statements based on my audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

I conducted my audit in accordance with the standards of the PCAOB. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting. As part of my audit I am required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, I express no such opinion.

My audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. My audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. I believe that my audit provides a reasonable basis for my opinion.

/s/ Michael T. Studer CPA P.C.
Michael T. Studer CPA P.C.

Freeport, New York

September 13, 2018

I have served as the Company’s auditor since 2015.

MUSIC OF YOUR LIFE, INC.

Consolidated Balance Sheets

	May 31,	May 31,
	2018	2017

ASSETS

CURRENT ASSETS

Cash and cash equivalents	$5	$10,113
Loans receivable from related party	15,950	15,950

Total Current Assets	15,955	26,063

OTHER ASSETS

Music inventory	9,681	13,862
Trademark costs	7,665	7,340

Total Other Assets	17,346	21,202

TOTAL ASSETS	$33,301	$47,265

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES

Bank overdraft	$517	$—
Accounts payable	15,607	12,292
Accrued interest payable on notes payable	252,051	59,489
Accrued consulting fees	286,650	171,550
Notes payable	974,003	733,562
Notes payable to related parties	25,161	12,261
Derivative liability	653,803	662,091

Total Current Liabilities	2,207,792	1,651,245

TOTAL LIABILITIES	2,207,792	1,651,245

STOCKHOLDERS’ DEFICIT

Preferred Stock, $0.0001 par value; 20,000,000 shares authorized, 200 and 200 shares issued and outstanding	—	—
Common stock, $0.0001 par value; 10,000,000,000 shares authorized, 910,610 and 602,293 shares issued and outstanding, respectively	91	60
Common stock payable - 75 shares	8,460	8,460
Additional paid-in-capital	2,114,752	2,059,630
Accumulated deficit	(4,297,794)	(3,672,130)

Total Stockholders’ Deficit	(2,174,491)	(1,603,980)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$33,301	$47,265

The accompanying notes are an integral part of these financial statements

MUSIC OF YOUR LIFE, INC.

Consolidated Statements of Operations

	For the Years Ended
	May 31,
	2018	2017

NET REVENUES	$5,745	$4,252

OPERATING EXPENSES

Accrued salaries and Consulting fees (including stock-based compensation of $-0- and $96,900, respectively)	318,196	325,750
Professional fees	71,772	164,174
Other selling, general and administrative	97,048	178,715

Total Operating Expenses	487,016	668,639

LOSS FROM OPERATIONS	(481,271)	(664,387)

OTHER INCOME (EXPENSES)

Income (expense) from derivative liability	272,454	(168,307)
Interest expense (including amortization of debt discounts of $187,103 and $403,610, respectively)	(416,847)	(463,699)
Total Other Income (Expenses)	(144,393)	(632,006)

LOSS BEFORE INCOME TAXES	(625,664)	(1,296,393)

INCOME TAX EXPENSE	—	—

NET LOSS	$(625,664)	$(1,296,393)

BASIC AND DILUTED:
Net loss per common share	$(0.85)	$(6.15)

Weighted average shares outstanding	739,308	210,669

The accompanying notes are an integral part of these financial statements

MUSIC OF YOUR LIFE, INC.

Consolidated Statements of Stockholders’ Deficit

For the Period from June 1, 2016 to May 31, 2018

					Common	Additional		Total
	Preferred Stock		Common Stock		Stock	Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Payable	Capital	Deficit	Deficit

Balance, June 1, 2016	200	—	31,053	3	8,460	1,517,017	(2,375,737)	(850,257)

Common stock issued for conversion of debt	—	—	417,990	42	—	260,349	—	260,391

Common shares issued for services	—	—	28,250	3	—	96,897	—	96,900

Common shares issued for cash	—	—	125,000	12	—	39,988	—	40,000

Beneficial conversion feature of convertible notes issued	—	—	—	—	—	145,379	—	145,379

Net loss for the year ended May 31, 2017	—	—	—	—	—	—	(1,296,393)	(1,296,393)

Balance, May 31, 2017	200	—	602,293	60	8,460	2,059,630	(3,672,130)	(1,603,980)

Common stock issued for conversion of debt	—	—	278,818	28	—	54,625	—	54,653

Common shares issued for cash	—	—	29,500	3	—	497	—	500

Net income for the year ended May 31, 2018	—	—	—	—	—	—	(625,664)	(625,664)

Balance, May 31, 2018	200	$—	910,610	$91	$8,460	$2,114,752	$(4,297,794)	$(2,174,491)

Note: The above statement reflects retroactively the 1 share for 4,000 shares reverse split effective June 20, 2018.

The accompanying notes are an integral part of these financial statements

MUSIC OF YOUR LIFE, INC.

Consolidated Statements of Cash Flows

	For the Years Ended
	May 31,
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(625,664)	$(1,296,393)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Common stock issued for services	—	96,900
Promissory note issued for services	50,000	—
Depreciation of music inventory	7,374	—
Expense (Income) from derivative liability	(272,454)	168,307
Amortization of debt discounts	187,103	403,610
Non-cash interest expense	20,000	—
Changes in operating assets and liabilities:
Bank overdraft	517	—
Music inventory	(3,193)	(5,843)
Accounts payable	3,315	17,280
Accrued interest payable on notes payable	201,744	60,089
Accrued consulting fees	165,100	109,750

Net Cash Used by Operating Activities	(266,158)	(446,300)

CASH FLOWS FROM INVESTING ACTIVITIES:

Trademark costs	(325)	(2,050)

Net Cash Used by Investing Activities	(325)	(2,050)

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from sale of common stock	500	40,000
Proceeds from notes payable	242,975	414,250
Net proceeds from notes payable to related parties	12,900	7,500
Payments on notes payable	—	(27,500)

Net Cash Provided by Financing Activities	256,375	434,250

NET DECREASE IN CASH AND CASH EQUIVALENTS	(10,108)	(14,100)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	10,113	24,213

CASH AND CASH EQUIVALENTS, END OF PERIOD	$5	$10,113

SUPPLEMENTAL CASH FLOW INFORMATION

Cash Payments For:
Interest	$—	$—
Income taxes	$—	$—

Non-cash investing and financing activities:
Initial derivative liability charged to debt discounts	$264,166	$223,485
Conversion of debt and accrued interest into common stock	$54,653	$260,391
Promissory note issued for accrued consulting fees	$50,000	$—
Beneficial conversion feature of convertible notes issued recorded as debt discount and credited to additional paid-in capital	$—	$145,379
Conversion of notes payable ($67,750) and accrued interest ($67,500) into convertible notes payable	$—	$135,250

The accompanying notes are an integral part of these financial statements

NOTE 1 - ORGANIZATION

Music of Your Life, Inc. (the “Company”) was incorporated under the laws of the State of Florida on January 30, 2008 under the name of “Zhong Sen International Tea Company”. From January 2008 to May 2013, the Company operated with the principal business objective of providing sales and marketing consulting services to small to medium sized Chinese tea producing companies who wished to export and distribute high quality Chinese tea products worldwide. On May 31, 2013 (the “Closing Date”), the Company entered into a Merger Agreement (the “Merger Agreement”) by and among the Company, Music of Your Life, Inc., a Nevada corporation (“MYL Nevada”) incorporated October 10, 2012, and Music of Your Life Merger Sub, Inc., a Utah corporation (“Merger Sub”), pursuant to which MYL Nevada merged with Merger Sub. As a result of the merger, MYL Nevada became a wholly-owned subsidiary of the Company, and on July 26, 2013, the Company changed its name to Music of Your Life, Inc., and is now operating a multi-media entertainment company, producing live concerts, television shows and radio programming. On May 20, 2014 the Company acquired 100% of the outstanding stock of iRadio, Inc., a Utah corporation. A total of 20,000,000 shares (5,000 shares adjusted for the June 20, 2018 1 share for 4,000 shares reverse stock split) were issued to the shareholders of iRadio. The Company was the surviving corporation. iRadio was an entity related to the Company by common ownership.

Reverse Stock Split

Effective June 20, 2018, the Company effectuated a 1 share for 4,000 shares reverse stock split which reduced the issued and outstanding shares of common stock from 3,642,441,577 shares to 910,610 shares. The accompanying financial statements have been retroactively adjusted to reflect this reverse stock split.

Acquisition of The Marquie Group, Inc.

On August 16, 2018 (see Note 12), the Company merged with The Marquie Group, Inc. (“TMG”) in exchange for the issuance of a total of 40,000,002 shares of our common stock to TMG’s stockholders. Following the merger, the Company has 40,910,612 shares of common stock issued and outstanding.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements. The following policies are considered to be significant:

a. Accounting Method

The Company recognizes income and expenses based on the accrual method of accounting. The Company has elected a May 31 year-end.

b. Cash and Cash Equivalents

Cash equivalents are generally comprised of certain highly liquid investments with original maturities of less than three months.

c. Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

d. Basic and Fully Diluted Net Loss per Share of Common Stock

In accordance with Financial Accounting Standards No. ASC 260, “Earnings per Share,” basic net loss per common share is based on the weighted average number of shares outstanding during the periods presented. Diluted earnings per share is computed using the weighted average number of common shares plus dilutive common share equivalents outstanding during the period. Dilutive instruments (such as convertible notes payable) have not been included in the diluted earnings per share computations as their effect were antidilutive for the periods presented.

e. Revenue Recognition

Revenue is recognized upon completion of services or delivery of goods where the sales price is fixed or determinable and collectability is reasonably assured. Advance customer payments are recorded as deferred revenue until such time as they are recognized. The Company does not offer any cash rebates. Returns or discounts, if any, are netted against gross revenues.

f. Recent Accounting Pronouncements

We have reviewed accounting pronouncements issued and have adopted any that are applicable to the Company. We have determined that none had a material impact on our financial position, results of operations, or cash flows for the years ended May 31, 2018 and 2017.

Certain other accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and therefore have not yet been adopted by the Company. The impact on the Company’s financial position and results of operations from adoption of these standards is not expected to be material.

g. Income Taxes

Deferred income taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

At May 31, 2018, the Company had net operating loss carryforwards of approximately $3,035,346 which may be offset against future taxable income through 2038. No tax benefit has been reported in the financial statements because the potential tax benefits of the net operating loss carryforwards are offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a substantial change in ownership occur, net operating loss carryforwards may be limited as to future use.

Net deferred tax assets consist of the following components as of May 31, 2018 and 2017:

	May 31, 2018	May 31, 2017
Deferred tax assets:
NOL Carryover	$637,423	$790,273
Valuation allowance	(637,423)	(790,273)
Net deferred tax asset	$—	$—

The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rates of 34% to pretax income (loss) for the years ended May 31, 2018 and 2017 due to the following:

	May 31, 2018	May 31, 2017
Expected tax (benefit) at 34%	$(212,726)	$(440,774)
Non-deductible stock-based expenses	—	32,946
Non-deductible expense (non-taxable income) from derivative liability	(92,634)	57,225
Non-deductible amortization of debt discounts	63,615	137,227
Remeasurement of deferred income tax from 34% to 21% (a)	394,595	—
Change in valuation allowance	(152,850)	213,376
Provision for income taxes	$—	$—

(a)	As a result of the Tax Cuts and Jobs Act (Tax Legislation) enacted on December 22, 2017, the United States corporate income tax rate is 21% effective January 1, 2018. Accordingly, we have reduced our deferred income tax asset relating to our net operating loss carryforward (and the valuation allowance thereon) by $394,595 from $1,032,018 to $637,423 as of May 31, 2018.

For the periods presented, the Company had no tax positions or unrecognized tax benefits.

The Company includes interest and penalties arising from the underpayment of income taxes in the consolidated statements of operations in the provision for income taxes.  For the periods presented, the Company had no such interest or penalties.

h. Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risks consist of cash and cash equivalents. The Company places cash and cash equivalents at well-known quality financial institutions. Cash and cash equivalents at banks are insured by the Federal Deposit Insurance Corporation for up to $250,000. The Company did not have any cash or cash equivalents in excess of this amount at May 31, 2018.

i. Principles of Consolidation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include the Company and its wholly-owned subsidiary. All inter-company accounts and transactions have been eliminated.

j. Advertising

Advertising costs, which are expensed as incurred, were $4,301 and $4,578 for the years ended May 31, 2018 and 2017, respectively.

NOTE 3 - FINANCIAL INSTRUMENTS

The Company has adopted FASB ASC 820-10-50, “Fair Value Measurements.”  This guidance defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures.  The three levels are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 inputs to valuation methodology are unobservable and significant to the fair measurement.

The carrying amounts reported in the balance sheets for the cash and cash equivalents, receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

NOTE 4 - LOANS RECEIVABLE – RELATED PARTY

During the year ended May 31, 2013, the Company loaned $174,950 to the Company’s current chief executive in anticipation of the merger agreement described in Note 1. The loans were non-interest bearing and due on demand. Effective May 31, 2015, the Company agreed to waive collection of $100,000 of the remaining $115,950 loans receivable balance in exchange for the chief executive officer’s agreement to waive payment of the $100,000 accrued consulting fees balance due him at May 31, 2015 (see Note 10). As of May 31, 2018, the balance due on this loan was $15,950.

NOTE 5 - MUSIC INVENTORY

Music inventory consisted of the following:

	May 31, 2018	May 31, 2017
Digital music acquired for use in operations – at cost	$17,055	$13,862
Accumulated depreciation	(7,374)	—
Music inventory – net	$9,681	$13,862

The Company purchases digital music to broadcast over the radio and internet. During the year ended May 31, 2018, the Company purchased $3,193 worth of music inventory. For the years ended May 31, 2018 and 2017, depreciation on music inventory was $7,374 and $-0-, respectively.

NOTE 6 - NOTES PAYABLE

Notes payable consisted of the following:

	May 31, 2018	May 31, 2017
Notes payable to a corporation, non-interest bearing, due on demand, unsecured	$78,250	$63,750
Note payable to an individual, due on May 22, 2015, in default (B)	25,000	25,000
Note payable to an entity, non-interest bearing, due on February 1, 2016, in default (D)	50,000	50,000
Note payable to a family trust, stated interest of $2,500, due on October 31, 2015, in default (E)	7,000	7,000
Note payable to a corporation, stated interest of $5,000, due on October 21, 2015, in default (G)	50,000	50,000
Note payable to a corporation, stated interest of $5,000, due on November 6, 2015, in default (H)	50,000	50,000
Note payable to an individual, stated interest of $2,500, due on December 20, 2015, in default (I)	25,000	25,000
Note payable to a corporation, stated interest of $2,500, due on December 18, 2015, in default (K)	25,000	25,000
Convertible note payable to an entity, interest at 12%, due on December 22, 2016, in default (M)	40,000	20,000
Note payable to a family trust, interest at 10%, due on November 30, 2016, in default (P)	25,000	25,000
Convertible note payable to an entity, interest at 10%, due on March 17, 2017, in default (Q)	33,686	46,126
Convertible note payable to an entity, interest at 10%, due on June 13, 2017, in default (R)	46,250	56,250
Convertible note payable to an entity, interest at 10%, due on April 21, 2017, in default – net of discount of $-0- and $1,940, respectively (S)	40,750	38,810
Convertible note payable to an entity, interest at 12%, due on August 16, 2017, in default (T)	36,900	33,744
Convertible note payable to an entity, interest at 12%, due on October 31, 2017, in default – net of discount of $-0- and $20,288, respectively (S)	46,750	26,462
Convertible note payable to an individual, interest at 10%, due on demand (V)	46,890	59,820
Convertible note payable to an individual, interest at 8%, due on demand (W)	29,000	29,000
Convertible note payable to an individual, interest at 8%, due on demand (X)	21,500	21,500
Convertible note payable to an entity, interest at 10%, due on demand (Y)	8,600	8,600
Convertible note payable to an entity, interest at 12%, due on March 16, 2018, in default (Z)	37,000	—
Convertible note payable to an entity, interest at 10% – net of discount of $54,247 and $-0-, respectively (AA)	33,753	—
Convertible note payable to an entity, interest at 10%, due on demand (BB)	50,000	—
Convertible note payable to an individual, interest at 10%, due on demand (CC)	50,000	—
Convertible note payable to an entity, interest at 10%, due on March 5, 2019 – net of discount of $26,658 and $-0-, respectively (DD)	8,342	—
Convertible note payable to an entity, interest at 10%, due on April 4, 2019 – net of discount of $31,644 and $-0-, respectively (EE)	5,856	—
Notes payable to individuals, non-interest bearing, due on demand	103,476	72,500
Total Notes Payable	974,003	733,562
Less: Current Portion	(974,003)	(733,562)
Long-Term Notes Payable	$—	$—

(B) On April 22, 2015, the Company issued a $25,000 Promissory Note, non-interest bearing (interest at 24% per annum after May 22, 2015), due at maturity on May 22, 2015. The Company also agreed to issue 500,000 shares (125 shares adjusted for the June 20, 2018 1 share for 4,000 shares reverse stock split) of common stock, valued at $50,000 on April 22, 2015, as part of the note agreement. The proceeds of the note were allocated between the principal and the market value of the stock resulting in the Company recording a discount on the debt of $16,667. This amount was amortized over the 30 days life of the promissory note.

(D) On July 24, 2015, the Company issued a $50,000 Promissory Note to Kodiak Capital Group, LLC (“Kodiak”) for services rendered in association with the Equity Purchase Agreement (See Note 8). As amended and restated January 4, 2016, the note is non-interest bearing and was due on February 1, 2016.

(E) On July 31, 2015, the Company issued a $25,000 Promissory Note with a stated interest amount of $2,500 due at maturity on October 31, 2015. The Company also issued 1,000,000 shares (250 shares adjusted for the June 20, 2018 1 share for 4,000 shares reverse stock split) of common stock, valued at $38,000, as part of the note agreement. The proceeds of the note were allocated between the principal and the market value of the stock resulting in the Company recording a discount on the debt of $15,079. This amount was amortized over the 90 days life of the promissory note.

(G) On August 6, 2015, the Company issued a $50,000 Promissory Note with a stated interest amount of $5,000 due at maturity on October 21, 2015. The Company also agreed to issue 2,000,000 shares (500 shares adjusted for the June 20, 2018 1 share for 4,000 shares reverse stock split) of common stock, valued at $76,000, as part of the note agreement. The proceeds of the note were allocated between the principal and the market value of the stock resulting in the Company recording a discount on the debt of $30,159. This amount was amortized over the 75 days life of the promissory note.

(H) On August 21, 2015, the Company issued a $50,000 Promissory Note with a stated interest amount of $5,000 due at maturity on November 6, 2015. The Company also agreed to issue 2,000,000 shares (500 shares adjusted for the June 20, 2018 1 share for 4,000 shares reverse stock split) of common stock, valued at $60,000, as part of the note agreement. The proceeds of the note were allocated between the principal and the market value of the stock resulting in the Company recording a discount on the debt of $27,273. This amount was amortized over the 75 days life of the promissory note.

(I) On September 21, 2015, the Company issued a $25,000 Promissory Note with a stated interest amount of $2,500 due at maturity on December 20, 2015. The Company also agreed to issue 1,000,000 shares (250 shares adjusted for the June 20, 2018 1 share for 4,000 shares reverse stock split) of common stock, valued at $30,000, as part of the note agreement. The proceeds of the note were allocated between the principal and the market value of the stock resulting in the Company recording a discount on the debt of $13,636. This amount was amortized over the 90 days life of the promissory note. In the event that all principal and interest are not paid to the lender by January 20, 2016, the Company is obligated to issue another 1,000,000 shares (250 shares adjusted for the June 20, 2018 1 share for 4,000 shares reverse stock split) of common stock to the lender and for interest to accrue at a rate of 24% per annum commencing on January 21, 2016.

(K) On November 13, 2015, the Company issued a $25,000 Promissory Note with a stated interest amount of $2,500 due at maturity on December 18, 2015. The Company also agreed to issue 200,000 shares (50 shares adjusted for the June 20, 2018 1 share for 4,000 shares reverse stock split) of common stock, valued at $6,000, as part of the note agreement. The proceeds of the note were allocated between the principal and the market value of the stock resulting in the Company recording a discount on the debt of $4,839. This amount was amortized over the 35 days life of the promissory note. In the event that all principal and interest are not paid to the lender by December 18, 2015, the Company is obligated to pay late fees of 5,000 shares (1.25 shares adjusted for the June 20, 2018 1 share for 4,000 shares reverse stock split) of common stock per day for the first 60 days after December 18, 2015, and beginning with the 61st day after December 18, 2015, any balance owed shall accrue interest at a rate of 10% per annum.

(M) On December 29, 2015, the Company issued a $20,000 Convertible Promissory Note to a lender for net loan proceeds of $15,000. The note bears interest at a rate of 12% per annum, was due on December 22, 2016, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest closing bid price during the 30 Trading Day period prior to the Conversion Date. See Note 8 (Derivative Liability).

(P) On June 3, 2016, the Company issued a $25,000 Promissory Note. The note bears interest at a rate of 10% per annum and was due on November 30, 2016.

(Q) On June 17, 2016, the Company issued a $50,750 Convertible Promissory Note to a lender for net loan proceeds of $44,000. The note bears interest at a rate of 10% per annum (24% per annum default rate), was due on March 17, 2017, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 55% of the lowest Trading Price during the 25 Trading Day period prior to the Conversion Date. See Note 8 (Derivative Liability).

(R) On July 21, 2016, the Company issued a $56,250 Convertible Promissory Note to a lender for net loan proceeds of $50,000. The note bears interest at a rate of 10% per annum (24% per annum default rate), was due on April 21, 2017, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to $0.0005 per share ($2.00 per share adjusted for the June 20, 2018 1 share for 4,000 shares reverse stock split).

(S) On September 13, 2016, the Company issued a $40,750 Convertible Promissory Note to a lender for net loan proceeds of $35,000. The note bears interest at a rate of 10% per annum (24% per annum default rate), was due on June 13, 2017, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to $0.0005 per share ($2.00 per share adjusted for the June 20, 2018 1 share for 4,000 shares reverse stock split).

(T) On November 16, 2016, the Company issued a $47,000 Convertible Promissory Note to a lender for net loan proceeds of $40,000. The note bears interest at a rate of 12% per annum (24% per annum default rate), was due on August 16, 2017, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest Trading Price during the 25 Trading Day period prior to the Conversion Date. See Note 8 (Derivative Liability).

(U) On January 31, 2017, the Company issued a $46,750 Convertible Promissory Note to a lender for net loan proceeds of $40,000. The note bears interest at a rate of 12% per annum (24% per annum default rate), was due on October 31, 2017, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest Trading Price during the 25 Trading Day period prior to the Conversion Date. See Note 8 (Derivative Liability).

(V) On May 3, 2017, the Company issued a $72,750 Convertible Promissory Note to a lender as a replacement for the principal and interest due on a promissory note due on October 14, 2014. The note bears interest at a rate of 10% per annum, is due on demand, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to $0.0001293 per share ($0.5172 per share adjusted for the June 20, 2018 1 share for 4,000 shares reverse stock split).

(W) On April 5, 2017, the Company issued a $35,000 Convertible Promissory Note to a lender as a replacement for the principal and interest due on a promissory note due on August 23, 2015. The note bears interest at a rate of 8% per annum, is due on demand, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 40% of the lowest Trading Price during the 5 Trading Day period prior to the Conversion Date. See Note 8 (Derivative Liability).

(X) On April 5, 2017, the Company issued a $27,500 Convertible Promissory Note to a lender as a replacement for the principal and interest due on a promissory note due on October 31, 2015. The note bears interest at a rate of 8% per annum, is due on demand, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 40% of the lowest Trading Price during the 5 Trading Day period prior to the Conversion Date. See Note 8 (Derivative Liability).

(Y) On March 1, 2017, the Company issued a $8,600 Convertible Promissory Note to a vendor of the Company to convert certain accounts payable due to the vendor. The note bears interest at a rate of 10% per annum, is due on demand, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to the higher of $0.00004 per share ($0.16 per share adjusted for the June 20, 2018 1 share for 4,000 shares reverse stock split) or 60% of the lowest Trading Price during the 5 Trading Day period prior to the Conversion Date.

(Z) On June 16, 2017, the Company issued a $37,000 Convertible Promissory Note to a lender for net loan proceeds of $31,000. The note bears interest at a rate of 12% per annum (24% per annum default rate), was due on March 16, 2018, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest Trading Price during the 25 Trading Day period prior to the Conversion Date. See Note 8 (Derivative Liability).

(AA) On January 11, 2018, the Company issued a $500,000 Convertible Promissory Note to a lender. During the quarter ended February 28, 2018, the Company borrowed $88,000 (of the $500,000), and received net loan proceeds of $75,000. The note bears interest at a rate of 10% per annum and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest Trading Price during the 15 Trading Day period prior to the Conversion Date. See Note 8 (Derivative Liability). The maturity date for each tranche funded is twelve months from the effective date of each payment.

(BB) On December 1, 2017, the Company issued a $50,000 Convertible Promissory Note to pay for certain consulting services rendered by the Company law firm. The note bears interest at a rate of 10% per annum, is due on demand, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 60% of the lowest Trading Price during the 20 Trading Day period prior to the Conversion Date. See Note 8 (Derivative Liability).

(CC) On December 1, 2017, the Company issued a $50,000 Convertible Promissory Note to a vendor in settlement of certain accrued consulting fees of $50,000. The note bears interest at a rate of 10% per annum, is due on demand, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 60% of the lowest Trading Price during the 20 Trading Day period prior to the Conversion Date. See Note 8 (Derivative Liability).

(DD) On March 5, 2018, the Company issued a $35,000 Convertible Promissory Note to a lender for net loan proceeds of $33,000. The note bears interest at a rate of 10% per annum, is due on March 5, 2019, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest Trading Price during the 20 Trading Day period prior to the Conversion Date. See Note 8 (Derivative Liability).

(EE) On April 4, 2018, the Company issued a $37,500 Convertible Promissory Note to a lender for net loan proceeds of $35,500. The note bears interest at a rate of 10% per annum, is due on April 4, 2019, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest Trading Price during the 20 Trading Day period prior to the Conversion Date. See Note 8 (Derivative Liability).

NOTE 7 - NOTES PAYABLE – RELATED PARTIES

Notes payable – related parties consisted of the following:

	May 31, 2018	May 31, 2017
Note payable to wife of Company’s chief executive officer, non-interest bearing, due on demand, unsecured	$23,088	$10,188
Note payable to Company law firm, non-interest bearing, due on demand, unsecured	2,073	2,073
Total Notes Payable	25,161	12,261
Less: Current Portion	(25,161)	(12,261)
Long-Term Notes Payable	$—	$—

NOTE 8 - DERIVATIVE LIABILITY

The derivative liability at May 31, 2018 and 2017 consisted of:

	May 31, 2018		May 31, 2017
	Face Value	Derivative Liability	Face Value	Derivative Liability
Convertible note payable issued December 29, 2015, due December 29, 2016 (M)	$40,000	$40,000	$20,000	$60,000
Convertible note payable issued June 17, 2016, due March 17, 2017 (Q)	33,686	27,561	46,127	121,607
Convertible note payable issued November 16, 2016, due August 16, 2017 (T)	36,900	47,000	47,000	166,098
Convertible note payable issued January 31, 2017, due August 31, 2017 (U)	46,750	46,750	46,750	168,552
Convertible note payable issued April 5, 2017, due on demand (W)	29,000	43,500	29,000	81,667
Convertible note payable issued April 5, 2017, due on demand (X)	21,500	32,250	21,500	64,167
Convertible note payable issued June 16, 2017, due on March 16, 2018 (Z)	37,000	37,000	—	—
Convertible note payable issued January 11, 2018 (AA)	88,000	171,204	21,500	64,167
Convertible note payable issued December 1, 2017, due on demand (BB)	50,000	33,333	—	—
Convertible note payable issued December 1, 2017, due on demand (CC)	50,000	33,333	—	—
Convertible note payable issued March 5, 2018, due on March 5, 2019 (DD)	35,000	68,915	—	—
Convertible note payable issued April 4, 2018, due on April 4, 2019 (EE)	37,500	72,957
Totals	$505,336	$653,803	$367,197	$662,091

The above convertible notes contain a variable conversion feature based on the future trading price of the Company common stock. Therefore, the number of shares of common stock issuable upon conversion of the notes is indeterminate. Accordingly, we have recorded the fair value of the embedded conversion features as a derivative liability at the respective issuance dates of the notes and charged the applicable amounts to debt discounts and the remainder to other expense. The increase (decrease) in the fair value of the derivative liability from the respective issuance dates of the notes to the measurement dates is charged (credited) to other expense (income). The fair value of the derivative liability of the notes is measured at the respective issuance dates and quarterly thereafter using the Black Scholes option pricing model.

Assumptions used for the calculations of the derivative liability of the notes at May 31, 2018 include (1) stock price of $0.0001 per share ($0.40 per share adjusted for the June 20, 2018 reverse stock split, (2) exercise prices ranging from $0.00004 to $0.00006 per share ($0.16 to $0.24 per share adjusted for the June 20, 2018 1 share for 4,000 shares reverse stock split), (3) terms ranging from 0 days to 278 days, (4) expected volatility of 527% and (5) risk free interest rates ranging from 1.76% to 2.23%.

Assumptions used for the calculations of the derivative liability of the notes at May 31, 2017 include (1) stock price of $0.0002 per share ($0.80 per share adjusted for the June 20, 2018 1 share for 4,000 shares reverse stock split), (2) exercise prices ranging from $0.00005 to $0.00006 per share ($0.20 to $0.24 per share adjusted for the June 20, 2018 1 share for 4,000 shares reverse stock split), (3) terms ranging from 0 days to 92 days, (4) expected volatility of 490% and (5) risk free interest rates ranging from 0.86% to 0.98%.

NOTE 9 - EQUITY TRANSACTIONS

On October 3, 2016, the Company amended its Articles of Incorporation to increase the number of authorized shares of common stock from 500,000,000 to 2,000,000,000 shares and to change the par value of both the common stock and preferred stock from $0.001 per share to $0.0001 per share.

On November 9, 2016, the Company amended its Articles of Incorporation to increase the number of authorized shares of common stock from 2,000,000,000 to 10,000,000,000 shares and to amend the voting rights for the Series A Preferred Stock. As amended, each share of Series A Preferred Stock shall have voting rights equal to four times the sum of (a) all shares of Common Stock issued and outstanding at the time of voting; plus (b) the total number of votes of all other classes of preferred stock which are issued and outstanding at the time of voting; divided by (c) the number of shares of Series A Preferred Stock issued and outstanding at the time of voting. The Series A Preferred Stock continues to have no conversion, liquidation, or dividend rights.

During the year ended May 31, 2017, the Company issued an aggregate of 417,990 shares (as adjusted for the June 20, 2018 reverse stock split) of common stock for the conversion of notes payable and interest in the aggregate amount of $260,391.

During the year ended May 31, 2017, the Company issued an aggregate of 28,250 shares (as adjusted for the June 20, 2018 reverse stock split) of common stock for consulting services rendered to the Company and was recorded as consulting fees on the statement of operations in the amount of $96,900.

During the year ended May 31, 2017, the Company issued an aggregate of 125,000 shares of common stock for cash in the aggregate amount of $40,000.

During the year ended May 31, 2018, the Company issued an aggregate of 278,818 shares (as adjusted for the June 20, 2018 reverse stock split) of common stock for the conversion of notes payable and interest in the aggregate amount of $54,653.

During the year ended May 31, 2018, the Company issued 29,500 shares (as adjusted for the June 20, 2018 reverse stock split) of common stock for cash in the amount of $500.

On May 18, 2018, the Company amended its Articles of Incorporation for a 1 for 4,000 reverse stock split of the Company’s common stock. Each 4,000 shares of common stock will be consolidated into 1 share of common stock following the reverse split. All references to common stock in this document have been adjusted to reflect this reverse split.

At May 31, 2018 and 2017, there are no stock options or warrants outstanding.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

Service Agreements

On November 5, 2012, the Company executed a General Services Agreement with the Company’s chief executive officer. The agreement provided for monthly compensation of $10,000 and was to remain in full force and effect until either party provided 30 days notice of termination to the other party. Effective May 31, 2015, the chief executive officer agreed to waive payment of the $100,000 accrued consulting fees balance due him at May 31, 2015 in exchange for the Company’s agreement to waive collection of $100,000 of the remaining $115,950 loans receivable balance due from the chief executive officer at May 31, 2015 before this transaction (see Note 4). On May 31, 2015, this agreement was terminated.

On March 1, 2017, the Company executed a Consulting Agreement with the Company’s chief executive officer. The agreement provides for monthly compensation of $10,000 through December 31, 2020. The Company may terminate the agreement at any time without cause. For the years ended May 31, 2018 and 2017, the chief executive officer was paid $54,700 and $136,500, respectively.

On November 15, 2012 and June 3, 2013, the Company executed General Services Agreements with two other service providers. The agreements provided for monthly compensation of $1,000 and $500, respectively, and were to remain in full force and effect until either party provided 90 days and 30 days, respectively, notice of termination to the other party. Effective September 1, 2015, these two agreements were replaced by Consulting Agreements to provide for monthly compensation of $5,000 to each of the two service providers. The term of the agreements is from September 1, 2015 to December 31, 2016 and thereafter on a month-to-month basis. The Company may terminate both of these Consulting Agreements at any time without cause.

Effective September 1, 2015, the Company entered into a Consulting Agreement with another service provider. The agreement provides for monthly compensation of $1,000 for a term from September 1, 2015 to December 31, 2016 and thereafter on a month-to-month basis. The Company may terminate this Consulting Agreement at any time without cause.

Corporate Consulting Agreement

On March 14, 2018, the Company executed a Corporate Consulting Agreement (the “Agreement”) with a consulting firm entity (the “Consultant”). The Agreement provided for the Consultant to perform certain investor relations and other services for the Company. The term of the Agreement was 4 months but the Agreement provided that the Company could terminate the Agreement for any reason at any time upon 5 days written prior notice. The Agreement provided for 8 payments of cash fees totaling $240,000 to be paid to the Consultant over 4 months.

On April 1, 2018, the Company notified the Consultant that the Agreement was terminated. A total of $25,000 was paid to the Consultant in March 2018 which has been expensed and included in “Salaries and Consulting Fees” in the accompanying Consolidated Statement of Operations for the year ended May 31, 2018. No other amounts have been accrued at May 31, 2018.

NOTE 11 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. At May 31, 2018, the Company had negative working capital of $2.191.837 and an accumulated deficit of $4,297,794. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

To date the Company has funded its operations through a combination of loans and sales of common stock. The Company anticipates another net loss for the fiscal year ended May 31, 2019 and with the expected cash requirements for the coming year, there is substantial doubt as to the Company’s ability to continue operations.

The Company is attempting to improve these conditions by way of financial assistance through issuances of additional equity and by generating revenues through sales of products and services.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 12 - SUBSEQUENT EVENTS

Effective June 20, 2018, the Company effectuated a 1 share for 4,000 shares reverse stock split which reduced the issued and outstanding shares of common stock from 3,642,441,577 shares to 910,610 shares. The accompanying financial statements have been retroactively adjusted to reflect this reverse stock split.

On August 16, 2018, the Company entered into a Merger Agreement by and among the Company, and The Marquie Group, Inc., a Utah Corporation (“TMG”), pursuant to with the Company merged with TMG. The Company is the surviving corporation. Each shareholder of TMG will receive one (1) share of common stock of the Company for every one (1) share of TMG common stock held as of August 16, 2018. In accordance with the terms of the merger agreement, all of the shares of TMG held by TMG shareholders were cancelled, and 40,000,002 shares of common stock of the Company will be issued to the TMG shareholders. Following the merger, the Company has 40,910,612 shares of common stock issued and outstanding.

TMG was incorporated on August 3, 2018. The merger will provide the Company with certain registered trademarks and intellectual property of TMG with respect to health, beauty, and social networking products. The three stockholders of TMG prior to the merger who are to receive the 40,000,002 shares are (1) Marc Angell (CEO of the Company) and Jacquie Angell (20,000,002 shares), (2) The OZ Corporation (holder of $103,250 of Company notes payable at May 31, 2018) (10,000,000 shares), and (3) John Thomas P.C. (Company law firm and holder of $52,073 of Company notes payable at May 31, 2018) (10,000,000 shares).